Exhibit 2.1

EXECUTION VERSION

ASSET PURCHASE AGREEMENT

by and among

RED LION HOTELS FRANCHISING, INC.,

RED LION HOTELS CANADA FRANCHISING, INC.

THIRTY-EIGHT STREET, INC.,

VANTAGE HOSPITALITY GROUP, INC.

and

THE OTHER SELLERS LISTED ON THE

SIGNATURE PAGES ATTACHED HERETO

Dated as of September 13, 2016

i

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”), dated as of September 13, 2016, is entered into by and among Red Lion Hotels Franchising, Inc., a Washington corporation (“RL Franchising”) and Red Lion Hotels Canada Franchising, Inc., a Washington corporation (“RL Canada” and together with RL Franchising, “Buyer”), Thirty-Eight Street, Inc., a Florida corporation (“TESI”), Vantage Hospitality Group, Inc., a Florida corporation (“Vantage”), Vantage Franchising, Inc., a Florida corporation, Vantage Franchising (Canada) Inc., a British Columbia, Canada corporation, Vantage Hospitality (Canada) Inc., a British Columbia, Canada corporation, LHINDI, Inc., a Florida corporation, Van Asia (Korea) Ltd., a Hong Kong corporation, and Van Asia, Ltd., a Hong Kong corporation (collectively, the “Sellers”).

RECITALS

WHEREAS, the Sellers (other than TESI) are engaged as franchisors and/or hotel brand owners, conducted under the following names and any extensions thereto (collectively, the “Vantage Brands”): Signature Inn, Vantage Hotels; Americas Best Value Inn; Canadas Best Value Inn; Value Inn Worldwide; Value Hotel Worldwide; Lexington Hotel; Lexington Inn; Lexington Legacy Inn; and Lexington Legacy Hotel (with the Lexington designators combining to form the “Lexington by Vantage” brand, formerly known as The Lexington Collection); America’s Best Inns & Suites (“ABI”); Country Hearth Inns (“CHI”); Jameson Inns (“JAM”); and 3 Palms Hotels and Resorts (“3PI”) (collectively, the “Business”);

WHEREAS, TESI owns certain assets used in connection with the Business; and

WHEREAS, the Sellers wish to sell and assign to Buyer, and Buyer wishes to purchase and assume from the Sellers, substantially all the assets, and certain specified liabilities, of the Business, subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I.

DEFINITIONS

The following terms have the meanings specified or referred to in this ARTICLE I:

“Acceleration Benchmark” means the Room Count as of the date of the Termination Event under Section 2.8(m).

“Accelerated Earn-Out Calculation” has the meaning set forth in Section 2.8(m).

“Accounts Receivable” has the meaning set forth in Section 2.1(a).

“Acquisition Proposal” has the meaning set forth in Section 6.3(a).

“Action” means any (i) claim, action, cause of action, demand, lawsuit, proceeding, litigation, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity, including before a Governmental Authority or (ii) binding arbitration of competent jurisdiction.

“Active Franchise Agreements” mean:

(a) for purposes of the Closing Benchmark, all Franchise Agreements (i) for which franchisees, licensees, or members (as applicable) (collectively, the “Brand Licensees”) are receiving invoices for Membership Fees as of the Closing Date and (ii) that have been terminated and, as of the Closing Date, such Brand Licensee signed a RLH brand franchise agreement that has not been terminated as of the Closing Date; less any Franchise Agreements (1) with four or more monthly Membership Fee invoices outstanding as of the Closing Date, assuming Membership Fee invoicing timing consistent with past practices; (2) as to which such Brand Licensee, as of the Closing Date, has not agreed upon or entered into a mutually agreed upon payment plan or is not current under any such plan; and (3) that are Termination Anticipated Agreements as of the Closing Date. As of the date of this Agreement, there are 26 Termination Anticipated Agreements, representing a total of 498 guest rooms.

(b) for purposes of the First Anniversary Benchmark, all Franchise Agreements (i) for which Brand Licensees are receiving invoices for Membership Fees as of the First Anniversary; (ii) that have been terminated and, as of the First Anniversary, such Brand Licensee signed a RLH brand franchise agreement that has not been terminated as of the First Anniversary; and (iii) all RLH brand franchise agreements signed between the Closing Date and the First Anniversary that have not been terminated as of the First Anniversary and for which Bloss or Moyle (or both) was or were the primarily responsible party or parties for the introduction to RLH or its subsidiaries and the potential deal was not previously known to management of RLH or its subsidiaries (excluding Bloss or Moyle); less any Franchise Agreements (1) with four or more monthly membership fee invoices outstanding, assuming Membership Fee invoicing timing consistent with past practices; (2) as to which such Brand Licensee, as of the First Anniversary, has not agreed upon or entered into a mutually agreed upon payment plan or is not current under any such plan; and (3) that are Termination Anticipated Agreements as of the First Anniversary.

(c) for the purposes of the Second Anniversary Benchmark, all Franchise Agreements (i) for which Brand Licensees are receiving invoices for Membership Fees as of the Second Anniversary; (ii) that have been terminated and, as of the Second Anniversary, such Brand Licensee signed a RLH brand franchise agreement that has not been terminated as of the Second Anniversary; and (iii) all RLH brand franchise agreements signed between the Closing Date and the Second Anniversary that have not been terminated as of the Second Anniversary and for which Bloss or Moyle (or both) was or were the primarily responsible party or parties for the introduction to RLH or its subsidiaries and the potential deal was not previously known to management of RLH or its subsidiaries (excluding Bloss or Moyle); less any Franchise Agreements (1) with four or more monthly Membership Fee invoices outstanding, assuming Membership Fee invoicing timing consistent with past practices; (2) as to which such Brand Licensee, as of the Second Anniversary, has not agreed upon or entered into a mutually agreed upon payment plan or is not current under any such plan; and (3) that are Termination Anticipated Agreements as of the Second Anniversary.

(d) for purposes of determining the Active Franchise Agreements, “Termination Anticipated Agreements” shall mean those Franchise Agreements for which there is a reasonable likelihood, as determined in good faith by Sellers (in the case of subsection (a) above) and in good faith by the franchise committee of the Buyer (in the case of subsections (b) and (c) above) that the Franchise Agreement will be terminated, non-renewed, or otherwise cease to be in effect within a 150-day period from the date of such determination, which belief is based on any of the following circumstances, or circumstances of a related nature: (a) oral or written notice has been provided to the Buyer or the Sellers, as the case may be, that the Franchise Agreement will be terminated or non-renewed within 120 days; (b) the Buyer or the Sellers, as the case may be, have provided a notice of non-renewal to the Brand Licensee and there are fewer than 120 days remaining before the expiration of the Franchise Agreement; (c) the Buyer or the Sellers, as the case may be, have provided the Brand Licensee with written notice that the Franchise Agreement is in default of the agreement as a result of quality assurance issues, and the Brand Licensee has not agreed in writing to a PIP; (d) possession or control of the property that is the subject of the Franchise Agreement has been assumed by a receiver, management company, bankruptcy trustee, secured lender, or similar party that has not agreed to assume the Franchise Agreement (whether on a temporary or permanent basis); (e) at least 50% of the guest rooms at the property that is the subject of a Franchise Agreement have become un-rentable or otherwise out of service, whether as a result of fire, flood, or other natural disaster, the exercise of partial eminent domain, a life/safety issue or otherwise; or (f) a change of control of the property that is the subject of the Franchise Agreement, and the transferee has failed to assume the Franchise Agreement or enter into a new Franchise Agreement after 30 days.

“Additional Consideration” has the meaning set forth in Section 2.8(a).

“Additional Consideration Targets” has the meaning set forth in Section 2.8(c).

“Adjustment” and “Adjustment Shares” has the meaning set forth in Section 6.17(a).

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Allocation Schedule” has the meaning set forth in Section 2.9.

“Assigned Contracts” has the meaning set forth in Section 2.1(c).

“Assignment and Assumption of Lease” has the meaning set forth in Section 3.2(a)(iv).

“Assumed Actions” has the meaning set forth in Section 2.1(h).

“Assumed Action Liabilities” has the meaning set forth in Section 2.3(d).

“Assumed Liabilities” has the meaning set forth in Section 2.3.

“Balance Sheet” has the meaning set forth in Section 4.4(a).

“Balance Sheet Date” has the meaning set forth in Section 4.4(a).

“Basket” has the meaning set forth in Section 8.4(a).

“Bill of Sale” has the meaning set forth in Section 3.2(a)(ii).

“Bloss” has the meaning set forth in Section 3.2(a)(v).

“Bloss Employment Agreement” has the meaning set forth in Section 3.2(a)(v).

“Books and Records” has the meaning set forth in Section 2.1(k).

“Business” has the meaning set forth in the recitals.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in New York, New York are authorized or required by Law to be closed for business.

“Business Software” means all Software owned by or developed by a Seller for or in connection with the Business.

“Buyer” has the meaning set forth in the preamble.

“Buyer Benefit Plan” has the meaning set forth in Section 6.5(d).

“Buyer Closing Certificate” has the meaning set forth in Section 7.3(e).

“Buyer Indemnitees” has the meaning set forth in Section 8.2.

“Buyer’s Accountants” means BDO USA, LLP.

“Cap” has the meaning set forth in Section 8.4(a).

“Change of Control” has the meaning set forth in Section 2.8(k).

“Closing” has the meaning set forth in Section 3.1.

“Closing Adjustment” has the meaning set forth in Section 2.7(a).

“Closing Balance Sheet” has the meaning set forth in Section 2.7(b)(i).

“Closing Benchmark” means the Room Count as of the Closing Date.

“Closing Cash Consideration” has the meaning set forth in Section 2.5(a).

“Closing Date” has the meaning set forth in Section 3.1.

“Closing Membership Fee Revenue” means aggregate Membership Fees for the twelve (12) month period ending on the Closing Date under the Active Franchise Agreements as of the Closing Date.

“Closing Shares” has the meaning set forth in Section 2.5(b).

“Closing Working Capital” means: (a) Current Assets, less (b) Current Liabilities, determined as of 12:01 a.m., Eastern Time, on the Closing Date.

“Closing Working Capital Statement” has the meaning set forth in Section 2.7(b)(i).

“COBRA” has the meaning set forth in Section 6.5(a).

“COBRA Premiums” has the meaning set forth in Section 6.5(a).

“Code” means the Internal Revenue Code of 1986, as amended.

“Consideration” has the meaning set forth in Section 2.5.

“Contaminant” means any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” “corruptant,” “worm,” “malware,” “spyware,” or “trackware” (as such terms are commonly understood in the Software industry) or any other code designed, intended to, or that does have any of the following functions: (i) disrupting, disabling, harming or otherwise impeding in any manner the operation of, or providing unauthorized access to, any computer, tablet computer, handheld device or other device, or (ii) damaging or destroying any data or file without a user’s consent.

“Continuing Employee” has the meaning set forth in Section 6.5(b).

“Contracts” means all contracts, leases, deeds, mortgages, licenses, notes, indentures, joint ventures, agreements, commitments and other legally binding arrangements, whether written or oral.

“Copyleft License” means any license of technology that provides, as a condition to the use, modification, or distribution of such licensed technology, that such licensed technology or any other technology that is incorporated into, derived from, based on, linked to, or used or distributed with such licensed technology, be licensed, distributed, or otherwise made available: (i) in a form other than binary or object code (e.g., in source code form); (ii) under terms that permit redistribution, reverse engineering, or creation of derivative works or other modification; or (iii) without a license fee.

“Current Assets” means the current assets of the Business included in the line items set forth on Schedule 2.7 and only to the extent acquired pursuant to the terms of this Agreement.

“Current Liabilities” means the current liabilities of the Business included in the line items set forth on Schedule 2.7 and only to the extent assumed pursuant to the terms of this Agreement.

“Direct Claim” has the meaning set forth in Section 8.5(c).

“Disputed Amounts” has the meaning set forth in Section 2.7(c)(iii).

“Dollars” or “$” means the lawful currency of the United States.

“Earn-Out Statement” has the meaning set forth in Section 2.8(g).

“Employment Agreements” has the meaning set forth in Section 3.2(a)(vi).

“Employment Disclosure” has the meaning set forth in Section 4.19(a).

“Encumbrance” means any charge, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Environmental Law” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with the Sellers or any of their Affiliates as a “single employer” within the meaning of Section 414 of the Code.

“Escrow Agent” means the entity designated to serve as escrow agent under the Escrow Agreement.

“Escrow Agreement” means the Escrow Agreement among Buyer, TESI, as representative of the Sellers and the Escrow Agent, to be executed and delivered at the Closing substantially in the form attached hereto as Exhibit A.

“Escrow Amount” means the sum of $250,000 to be deposited with the Escrow Agent and held in escrow pursuant to the Escrow Agreement.

“Estimated Transaction Expenses” has the meaning set forth in Section 2.6(a).

“Estimated Working Capital” has the meaning set forth in Section 2.7(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Actions” has the meaning set forth in Section 2.4(d).

“Excluded Assets” has the meaning set forth in Section 2.2.

“Excluded Contracts” has the meaning set forth in Section 2.2(a).

“Excluded Liabilities” has the meaning set forth in Section 2.4.

“FDD” means franchise disclosure document.

“Financial Schedules” has the meaning set forth in Section 4.4(a).

“FIRPTA Certificates” has the meaning set forth in Section 7.2(j).

“First Anniversary” has the meaning set forth in Section 2.8(d)(i).

“First Anniversary Benchmark” means the Room Count as of the First Anniversary.

“First Anniversary Earn-Out Calculation” has the meaning set forth in Section 2.8(d)(i)(A).

“First Annual Membership Fee Revenue” means aggregate Membership Fees for the twelve (12) month period ending on the First Anniversary under the Active Franchise Agreements as of the First Anniversary.

“First Year Earn-Out” has the meaning set forth in Section 2.8(d)(i)(B).

“Fundamental Representations” has the meaning set forth in Section 8.1.

“Franchise Agreement” means the membership, license (including all master licenses and sublicenses) and franchise Contracts for the Business and service Contracts for the Business (to the extent substantially similar to membership, license or franchise Contracts), under which any third party has been authorized to conduct its business using one or more of the Vantage Brands; provided, however, that for the all purposes related to the Additional Consideration (including the use in defined terms necessary to establish the room count and revenue benchmarks and measurements associated therewith), the term “Franchise Agreement” shall not include any Contracts other than those pertaining to lodging facilities located in the United States, Mexico, and Canada.

“Franchise Laws” has the meaning set forth in Section 4.7(e).

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“General Representations” means all representations and warranties of the Sellers under this Agreement other than the Fundamental Representations.

“Governmental Authority” means any federal, state, local or foreign government or any political subdivision thereof (including the judiciary), or any agency or instrumentality of such government or political subdivision, or quasi-governmental authority (to the extent that the rules, regulations or orders of such authority have the force of Law), or any arbitrator of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation and polychlorinated biphenyls.

“Indemnified Party” has the meaning set forth in Section 8.5.

“Indemnifying Party” has the meaning set forth in Section 8.5.

“Independent Accountant” has the meaning set forth in Section 2.7(c)(iii).

“Individual Contractors” means independent contractors that are individuals and performing services for a Seller, either directly or through a business entity wholly-owned by such individual and being issued Form 1099s by one of the Sellers with respect to the fees for services provided.

“Initial Period” has the meaning set forth in Section 6.17(a).

“Insurance Policies” has the meaning set forth in Section 4.14.

“Intellectual Property” means all intellectual property and industrial property rights and assets, whether registered or unregistered, including any and all: (a) trademarks, service marks, trade names, brand names, logos, trade dress and other similar designations of source, together with the goodwill connected with the use of and symbolized by, and all registrations, applications and renewals for, any of the foregoing; (b) internet domain names, whether or not trademarks, registered in any top-level domain by any authorized private registrar or Governmental Authority, websites and social media accounts; (c) works of authorship, whether or not copyrightable, including copyrights, author, performer, moral and neighboring rights, and all registrations, applications for registration and renewals of such copyrights; (d) trade secrets, business and technical information and know-how, and other confidential and proprietary information and all rights therein; (e) patents and patent applications; (f) software and firmware, including data files, source code, object code, application programming interfaces, schematics, databases and other related specifications and documentation; and (g) royalties, fees, income, payments and other proceeds now or hereafter due or payable with respect to any and all of the foregoing.

“Intellectual Property Agreements” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, permissions and other Contracts (including any right to receive or obligation to pay royalties or any other consideration) by or through which other Persons grant to Sellers or Sellers grant to any other Person any exclusive or non-exclusive rights or interests in or to any Intellectual Property that is used in or necessary for the conduct of the Business as currently conducted to which any Seller is a party, other than Franchise Agreements.

“Intellectual Property Assets” means all Intellectual Property that is owned by any Seller and used in or necessary for the conduct of the Business as currently conducted.

“Intellectual Property Assignments” has the meaning set forth in Section 3.2(a)(iii).

“Intellectual Property Registrations” means all Intellectual Property Assets that are subject to any issuance, registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including registered trademarks, domain names and copyrights, issued and reissued patents and pending applications for any of the foregoing.

“Interim Balance Sheet” has the meaning set forth in Section 4.4(a).

“Interim Balance Sheet Date” has the meaning set forth in Section 4.4(a).

“Interim Franchise Agreement List” has the meaning set forth in Section 2.8(c).

“Interim Seller Financial Schedules” has the meaning set forth in Section 4.4(a).

“Interim Vantage Financial Statements” has the meaning set forth in Section 4.4(a).

“Inventory” has the meaning set forth in Section 2.1(b).

“IT Systems” means all computer systems, servers, network equipment and other computer hardware owned, leased or licensed by any Seller and otherwise used in the conduct of the Business.

“Key Employee/Contractor List” has the meaning set forth in Section 6.5(b).

“Knowledge of Sellers” or “Sellers’ Knowledge” or any other similar knowledge qualification, means the actual knowledge of Bloss, Moyle, Tim Liston and Judi Jarvis after due and reasonable inquiry; provided, however, that Judi Jarvis shall not be required to disclose any attorney work product or make any disclosure that would adversely affect the attorney-client privilege between any of the Sellers and its counsel.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Leased Real Property” has the meaning set forth in Section 4.10(b).

“Leases” has the meaning set forth in Section 4.10(b).

“Liability” or, collectively, “Liabilities” means any liability, obligation or commitment of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise.

“Licensed Intellectual Property” has the meaning set forth in Section 4.11(c).

“Lock-Up Agreement” has the meaning set forth in Section 3.2(a)(viii).

“Lock-Up Shares” has the meaning set forth in Section 6.17(a).

“Loss” or, collectively, “Losses,” means any loss, damage, liability, deficiency, interest, award, penalty, fine, cost or expense of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided, however, that “Loss” and “Losses” shall not include any (a) punitive or exemplary damages (other than to the extent paid or payable to a third party), and (b) speculative damages.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or would reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise) or assets of the Business, (b) the value of the Purchased Assets, or (c) the ability of the Sellers to consummate the transactions contemplated hereby on a timely basis; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Business operates; (iii) any changes in financial or securities markets in general; (iv) regulatory, legislative or political conditions or securities, credit, financial or other capital markets conditions, in each case, in the United States or any foreign jurisdiction; (v) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (vi) any action or omission required or permitted by this Agreement or taken with the consent of Buyer; (vii) any changes in applicable Laws or accounting rules, including GAAP; or (viii) the execution and delivery of this Agreement and the public announcement, pendency or completion of the transactions contemplated by this Agreement and the performance by Sellers of this Agreement; provided further, however, that any event, occurrence, fact, condition or change referred to in clauses (i) through (v) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on the Business compared to other participants in the hospitality industry.

“Material Contracts” has the meaning set forth in Section 4.7(a).

“Material Suppliers” has the meaning set forth in Section 4.13.

“Membership Fees” means membership fees, royalties, and, in the context of certain agreements pertaining to the ABI, CHI, JAM, and 3PI brands, reservation fees. For the avoidance of doubt, Membership Fees shall not include any other fees including marketing fees, reservation fees (except as provided in the immediately preceding sentence), booking fees, conference fees, PIP fees, initial fees, renewal fees, training fees, application fees, and revenue management fees.

“Moyle” has the meaning set forth in Section 3.2(a)(vi).

“Moyle Employment Agreement” has the meaning set forth in Section 3.2(a)(vi).

“Multiemployer Plan” has the meaning set forth in Section 4.18(d).

“New Business Segment” means the operations of the Business, as operated by Buyer post-Closing.

“Non-Negotiated Vendor Contract” means a Contract that is a non-negotiable “shrink-wrap” or “click-through” Contract.

“Open Source Software” means any Software that is subject to or licensed, provided or distributed under any open source license (including any Copyleft License), including any license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation).

“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

“Permitted Encumbrances” has the meaning set forth in Section 4.8.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“PIP” means property improvement plan.

“Post-Closing Adjustment” has the meaning set forth in Section 2.7(b)(ii).

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.

“Purchased Assets” has the meaning set forth in Section 2.1.

“Qualified Benefit Plan” has the meaning set forth in Section 4.18(b).

“R&W Policy” means the representations and warranties insurance policy acquired and paid for by Buyer in the amount of $5,000,000, issued by QBE.

“Registration Statement” has the meaning set forth in Section 6.17(b).

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, legal counsel, accountants and other agents of such Person.

“Resolution Period” has the meaning set forth in Section 2.7(c)(ii).

“Restricted Business” means (1) actions as or on behalf of a franchisor or brand owner of hotels in the Territory or (2) pursuing any hotel acquisition, development, management, operating, franchise or brand membership opportunities in the Territory.

“Restricted Parties” has the meaning set forth in Section 6.7(a).

“Restricted Period” has the meaning set forth in Section 6.7(a).

“Review Period” has the meaning set forth in Section 2.7(c)(i).

“RLH” means Red Lion Hotels Corporation.

“RL Canada” has the meaning set forth in the preamble.

“RL Franchising” has the meaning set forth in the preamble.

“RL SEC Documents” has the meaning set forth in Section 5.8(a).

“Room Count” means the number of hotel rooms under Active Franchise Agreements.

“Schedules” means the Disclosure Schedules delivered by the Sellers concurrently with the execution and delivery of this Agreement.

“SEC Reports” means, collectively, all reports, schedules, forms, statements and other documents required to be filed by RLH with the Securities and Exchange Committee under the Securities Act and the Exchange Act.

“Second Anniversary” has the meaning set forth in Section 2.8(d)(ii).

“Second Anniversary Benchmark” means the Room Count as of the Second Anniversary.

“Second Anniversary Earn-Out Calculation” has the meaning set forth in Section 2.8(d)(ii)(A).

“Second Annual Membership Fee Revenue” means aggregate Membership Fees for the twelve (12) month period ending on the Second Anniversary under the Active Franchise Agreements as of the Second Anniversary.

“Second Year Earn-Out” has the meaning set forth in Section 2.8(d)(ii)(B).

“Securities” has the meaning set forth in Section 6.17(a).

“Securities Act” means the Securities Act of 1933, as amended.

“Seller Benefit Plan” has the meaning set forth in Section 4.18(a).

“Seller Financial Schedules” has the meaning set forth in Section 4.4(a)

“Seller Indemnitees” has the meaning set forth in Section 8.3.

“Seller Shareholder” has the meaning set forth in Section 6.17(a)

“Sellers” has the meaning set forth in the preamble.

“Sellers’ Accountants” means Berney, Gitlin, & Abitante, P.L.L.C., or such other public accounting firm selected by Sellers.

“Sellers’ Closing Certificate” has the meaning set forth in Section 7.2(h).

“Set-off Funds” has the meaning set forth in Section 8.8.

“Shares” has the meaning set forth in Section 2.5(b).

“Software” means all (i) computer programs, including all software implementations of algorithms, models and methodologies, whether in source code or object code, (ii) databases, (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons and (iv) documentation, including user manuals and other training documentation, related to any of the foregoing.

“Spreadsheet” has the meaning set forth in Section 2.6(a).

“Statement of Objections” has the meaning set forth in Section 2.7(c)(ii).

“Straddle Tax Period” means any period with respect to Taxes beginning on or before the date hereof and ending after the Closing Date.

“Tangible Personal Property” has the meaning set forth in Section 2.1(e).

“Target Working Capital” has the meaning set forth in Section 2.7(a).

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxes” means (i) all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, documentary, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, escheat, unclaimed property, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties and (ii) any liability for the payment of any amounts of the type described in clause (i) as a result of the application of Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by Contract, or otherwise.

“Taxing Authority” means any Governmental Authority with the power to levy or collect Taxes.

“Termination Event” has the meaning set forth in Section 2.8(m).

“Territory” means the United States of America, Canada, India, South Korea and Mexico.

“TESI Financial Schedules” has the meaning set forth in Section 4.4(b).

“Third Party Claim” has the meaning set forth in Section 8.5(a).

“Transaction Documents” means this Agreement, the Escrow Agreement, the Bill of Sale, the Intellectual Property Assignments, the Assignment and Assumption of Leases, the Employment Agreements, the Voting Agreement, the Lock-Up Agreements, and the other agreements, instruments and documents required to be delivered at the Closing.

“Transaction Expenses” means the out-of-pocket expenses and fees incurred by any of the Sellers in connection with the preparation and negotiation of this Agreement and the consummation of the transactions contemplated hereby, including (a) any amounts paid or payable to any Person, including management, directors or employees of any Seller, in connection with, or conditioned in whole or in part on, the consummation of the transactions contemplated by this Agreement (including change of control payments, deferred compensation, bonuses, severance payments, notice payments and benefits, and applicable withholding Taxes associated therewith), (b) any legal, accounting, financial advisory and other third party fees and other expenses incurred by any Seller in connection with the transactions contemplated by this Agreement, in each case, whether or not invoiced and (c) one-half of the premium and related fees for the R&W Policy; provided, however, that all third party fees related to the audit or review of TESI’s financial statements and the review of Vantage’s consolidated financial statements as of June 30, 2016 shall not be considered Transaction Expenses and shall be the sole economic responsibility of Buyer.

“Transition Services Agreement” has the meaning set forth in Section 3.2(a)(ix).

“Undisputed Amounts” has the meaning set forth in Section 2.7(c)(iii).

“Union” has the meaning set forth in Section 4.19(b).

“Vantage Brands” has the meaning set forth in the Recitals.

“Vantage Financial Statements” has the meaning set forth in Section 4.4(a).

“Vantage Franchise” means the right to develop or operate hotels under any of the Vantage Brands, or license others to develop or operate hotels under any of the Vantage Brands, within specific geographic areas or at specific locations.

“Voting Agreement” has the meaning set forth in Section 3.2(a)(vii).

“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign laws related to plant closings, relocations, and mass layoffs.

ARTICLE II.

PURCHASE AND SALE

2.1 Purchase and Sale of Assets. Subject to the terms and conditions set forth herein, at the Closing, the Sellers shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase from the Sellers, free and clear of any Encumbrances other than Permitted Encumbrances, all of the Sellers’ right, title and interest in, to and under all of the assets, properties and rights of every kind and nature, whether real, personal or mixed, tangible or intangible (including goodwill), wherever located and whether now existing or hereafter acquired (other than the Excluded Assets), which relate to, or are used or held for use in connection with, the Business (collectively, the “Purchased Assets”), including, without limitation, the following:

(a) all accounts or notes receivable held by any Seller, any amounts billed under the Franchise Agreements on behalf of third-parties, and any security, claim, remedy or other right related to any of the foregoing (“Accounts Receivable”), except as set forth in Section 2.2;

(b) all supplies, parts and inventories (“Inventory”);

(c) except as set forth on Schedule 2.2(a), all Contracts, including Franchise Agreements and Leases, set forth on Schedule 2.1(c) (the “Assigned Contracts”);

(d) all Intellectual Property Assets;

(e) all furniture, fixtures, equipment, machinery, tools, vehicles, office equipment, supplies, computers, telephones and other tangible personal property (the “Tangible Personal Property”);

(f) all Leased Real Property;

(g) all Permits, including environmental Permits, which are held by any Seller and required for the conduct of the Business as currently conducted or for the ownership and use of the Purchased Assets, including, without limitation, those listed on Schedule 4.16(a);

(h) all rights to any Actions of any nature available to or being pursued by any Seller to the extent related to the Business, the Purchased Assets or the Assumed Liabilities, whether arising by way of counterclaim or otherwise, except as set forth in Section 2.2 (“Assumed Actions”);

(i) all prepaid expenses, credits, advance payments, claims, security, refunds, rights of recovery, rights of set-off, rights of recoupment, deposits, charges, sums and fees (including any such item relating to the payment of Taxes);

(j) all of the Sellers’ rights under warranties, indemnities and all similar rights against third parties to the extent related to any Purchased Assets;

(k) all books and records other than books of account, ledgers and general, financial and accounting records, including, but not limited to, machinery and equipment maintenance files, customer lists, customer histories, price lists, distribution lists, supplier lists, production data, quality control records and procedures, customer complaints and inquiry files, research and development files, records and data (including all correspondence with any Governmental Authority), sales material and records (including pricing history, total sales, terms and conditions of sale, sales and pricing policies and practices), strategic plans, marketing and promotional surveys, material and research and files relating to the Intellectual Property Assets and the Intellectual Property Agreements (“Books and Records”); and

(l) all goodwill and the going concern value of the Business.

2.2 Excluded Assets. Notwithstanding the foregoing, the Purchased Assets shall not include the following assets (collectively, the “Excluded Assets”):

(a) Contracts that are not Assigned Contracts, including any Contract listed on Schedule 2.2(a) (the “Excluded Contracts”);

(b) the corporate seals, organizational documents, minute books, stock books, Tax Returns, books of account or other records having to do with the corporate organization of the Sellers;

(c) all Seller Benefit Plans and assets attributable thereto;

(d) the assets, properties and rights specifically set forth on Schedule 2.2(d);

(e) all insurance benefits under insurance policies maintained by Sellers, including rights and proceeds, arising from or relating to the Business, the Purchased Assets or the Assumed Liabilities prior to Closing;

(f) Actions related to any Excluded Liabilities (including any claims or counterclaims to the extent related to the Excluded Assets);

(g) any securities owned or held by Sellers; and

(h) the rights which accrue or will accrue to the Sellers under the Transaction Documents.

2.3 Assumed Liabilities. Subject to the terms and conditions set forth herein, Buyer shall assume and agree to pay, perform and discharge only the following Liabilities of the Sellers (collectively, the “Assumed Liabilities”), and no other Liabilities:

(a) all trade accounts payable of the Sellers to third parties in connection with the Business that remain unpaid and are not delinquent as of the Closing Date and that either are reflected on the Interim Balance Sheet Date or arose in the ordinary course of business consistent with past practice since the Interim Balance Sheet Date;

(b) all obligations with respect to the Purchased Assets and the Business arising on or after the Closing Date;

(c) all Liabilities in respect of the Assigned Contracts;

(d) all Liabilities resulting from or in connection with or related to the Assumed Actions (the “Assumed Action Liabilities”);

(e) all Liabilities set forth on the Closing Balance Sheet, including but not limited to any sales tax, goods and sales tax (GST), harmonized sales tax (HST) and similar tax obligations for fees collected from Brand Licensees;

(f) Liabilities associated with Item 9 on Schedule 4.21; and

(g) the items listed on Schedule 2.3.

2.4 Excluded Liabilities. Notwithstanding the provisions of Section 2.3 or any other provision in this Agreement to the contrary, Buyer shall not assume and shall not be responsible to pay, perform or discharge any Liabilities of the Sellers or any of their Affiliates of any kind or nature whatsoever other than the Assumed Liabilities (the “Excluded Liabilities”). The Sellers shall, and shall cause each of their Affiliates to, pay and satisfy in due course all Excluded Liabilities which they are obligated to pay and satisfy. Without limiting the generality of the foregoing, the Excluded Liabilities shall include, but not be limited to, the following:

(a) any Liabilities of any Seller arising or incurred in connection with the negotiation, preparation, investigation and performance of this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby, including, without limitation, fees and expenses of counsel, accountants, consultants, advisers and others, except as qualified by the definition of Transaction Expenses;

(b) any Liability for (i) Taxes of any Seller (or any equityholder or Affiliate of such Seller), (ii) Taxes relating to the Business, the Purchased Assets or the Assumed Liabilities for any Pre-Closing Tax Period; (iii) Taxes that arise out of the consummation of the transactions contemplated hereby or that are the responsibility of the Sellers pursuant to Section 6.14; or (iv) other Taxes of the Sellers (or any stockholder or Affiliate of the Sellers) of any kind or description (including any Liability for Taxes of any Seller (or any stockholder or Affiliate of such Seller) that becomes a Liability of Buyer under any common law doctrine of de facto merger or transferee or successor liability or otherwise by operation of contract or Law);

(c) any Liabilities to the extent relating to or arising out of the Excluded Assets;

(d) any Liabilities in respect of any pending or threatened (whether written or, to the extent Sellers have Knowledge (which for this purpose shall be actual knowledge, without any duty of inquiry), verbal) Action arising out of, relating to or otherwise in respect of the operation of the Business or the Purchased Assets to the extent such Action relates to such operation on or prior to the Closing Date, except to the extent that such Action relates to counterclaims of a third party in an Action brought by Buyer or, if prior to the Closing Date, by Sellers, to collect Accounts Receivable included in the Purchased Assets (the “Excluded Actions”);

(e) any Liabilities of the Sellers arising under or in connection with any Seller Benefit Plan providing benefits to any present or former employee of any Seller;

(f) any Liabilities of the Sellers for any present or former employees, officers, directors, retirees, independent contractors, temporary employees, leased employees, interns, volunteers and/or consultants of the Business, including, without limitation, any Liabilities associated with any claims for wages or other benefits, notice, bonuses, deferred compensation, paid time off benefits including vacation, workers’ compensation, severance, retention, indemnification, termination or other payments and benefits, and any Liabilities associated with the layoff, termination of and/or reduction of hours of such individuals, but only, in each case for Continuing Employees, to the extent arising from or related to the period on or prior to Closing; for the avoidance of doubt, Excluded Liabilities shall include any Liabilities with respect to any individual who is not a Continuing Employee for the period both prior to, on and after Closing;

(g) any environmental Actions, or Liabilities under Environmental Laws, to the extent arising out of or relating to facts, circumstances or conditions existing on or prior to the Closing or otherwise to the extent arising out of any actions or omissions of the Sellers;

(h) except as set forth in Section 2.3(f), any Liabilities of the Sellers associated with intercompany payables owing in connection with any transaction, contract or arrangement set forth on Schedule 4.21 or any loan or guarantee set forth on Schedule 4.21;

(i) any Liabilities associated with debt, loans or credit facilities of the Sellers; and

(j) any Liabilities arising out of, in respect of or in connection with the failure by the Sellers or any of their Affiliates to comply with any Law or Governmental Order.

2.5 Consideration. The aggregate consideration for the Purchased Assets (as adjusted pursuant to Section 2.7 and Section 2.8, the “Consideration”) shall consist of:

(a) a cash payment in an amount equal to $23,000,000 (as adjusted pursuant to Section 2.7(a), the “Closing Cash Consideration”);

(b) the issuance to TESI, or as designated by TESI one or more Seller Shareholders, of 690,000 shares (the “Closing Shares”) of common stock of RLH (“Shares”); and

(c) the assumption of the Assumed Liabilities.

2.6 Payment of Consideration.

(a) Spreadsheet. Not more than three (3) Business Days prior to the Closing, the Sellers shall provide Buyer with a spreadsheet, certified by the Chief Financial Officer of each Seller (the “Spreadsheet”) setting forth the amount of any unpaid Transaction Expenses as of the close of business on the Closing Date (the “Estimated Transaction Expenses”), with detailed supporting schedules and documentation therefor, as well as written payment instructions for each Person to whom the Estimated Transaction Expenses will be paid.

(b) Payments. Subject to the terms and conditions hereof, on the Closing Date, Buyer shall transfer the Closing Cash Consideration by making the following payments:

(i) Buyer will deposit the Escrow Amount into an account designated by the Escrow Agent, to be held and distributed in accordance with the terms of the Escrow Agreement, to satisfy (i) any adjustments to the Consideration in favor of Buyer pursuant to Section 2.7; and (ii) any and all claims made by Buyer or any other Buyer Indemnitee against Seller pursuant to ARTICLE VIII;

(ii) Buyer will pay on behalf of the Sellers, in cash by wire transfer of immediately available funds, the Estimated Transaction Expenses in accordance with the written payment instructions furnished in the Spreadsheet; and

(iii) after deduction of the amounts in clauses (b)(i)-(ii) above, Buyer will pay the remainder of the Closing Cash Consideration, in cash by wire transfer of immediately available funds, to the Sellers pro rata in accordance with the percentage indicated next to each Seller’s name on Exhibit B attached hereto, in accordance with the written payment instructions furnished by the Sellers to Buyer prior to the Closing Date.

2.7 Working Capital Adjustment.

(a) Closing Adjustment. At least two (2) Business Days prior to the Closing Date, the Sellers shall deliver to Buyer a calculation of Closing Working Capital based upon the Interim Balance Sheet, all in accordance with Schedule 2.7 (the “Estimated Working Capital”). The “Closing Adjustment” shall be an amount equal to the Estimated Working Capital minus $0 (the “Target Working Capital”). If the Closing Adjustment is a positive number, the Closing Cash Consideration shall be increased by an amount equal to the Closing Adjustment. If the Closing Adjustment is a negative number, the Closing Cash Consideration shall be decreased by an amount equal to the Closing Adjustment.

(b) Post-Closing Adjustment.

(i) Within 90 days after the Closing Date, Buyer shall prepare and deliver to the Sellers (1) a balance sheet of the Business reflecting only the Purchased Assets and the Assumed Liabilities (the “Closing Balance Sheet”), as of 12:01 a.m., Eastern Time, on the Closing Date, and (2) based on the Closing Balance Sheet, a statement setting forth Buyer’s calculation of Closing Working Capital, which statement shall be prepared in good faith, in accordance with Schedule 2.7 (the “Closing Working Capital Statement”). Upon request, Sellers shall, in good faith, provide, or cause to be provided, any assistance reasonably requested by Buyer in connection with preparation of the Closing Balance Sheet.

(ii) The “Post-Closing Adjustment” shall be an amount equal to the Closing Working Capital minus the Estimated Working Capital. If the Post-Closing Adjustment is a positive number, Buyer shall pay to the Sellers an amount equal to the Post-Closing Adjustment. If the Post-Closing Adjustment is a negative number, the Sellers shall pay to Buyer an amount equal to the Post-Closing Adjustment.

(c) Examination and Review.

(i) Examination. After receipt of Buyer’s Closing Working Capital Statement, the Sellers shall have thirty (30) days (the “Review Period”) to review the statement of Closing Working Capital Statement. During the Review Period, the Sellers and the Sellers’ Accountants shall have reasonable access to the relevant books and records of Buyer, the personnel of, and work papers prepared by, Buyer and/or Buyer’s Accountants to the extent that they relate to the statement of the Closing Working Capital Statement and to such historical financial information (to the extent in Buyer’s possession) relating to the statement of the Closing Working Capital as the Sellers may reasonably request for the purpose of reviewing the Closing Working Capital Statement and to prepare a Statement of Objections (as defined below), provided, that such access shall be in a manner that does not interfere with the normal business operations of Buyer.

(ii) Objection. On or prior to the last day of the Review Period, the Sellers may object to the Closing Working Capital Statement by delivering to Buyer one joint written statement setting forth Sellers’ objections in reasonable detail, including indicating each disputed item or amount (the “Statement of Objections”). If the Sellers fail to deliver the Statement of Objections before the expiration of the Review Period, the Closing Working Capital Statement and the Post-Closing Adjustment, as the case may be, reflected in the Closing Working Capital Statement shall be deemed to have been accepted by the Sellers. If the Sellers deliver the Statement of Objections before the expiration of the Review Period, Buyer and the Sellers shall negotiate in good faith to resolve such objections within thirty (30) days after the delivery of the Statement of Objections (the “Resolution Period”), and, if the same are so resolved within the Resolution Period, the Post-Closing Adjustment and the Closing Working Capital Statement with such changes as may have been previously agreed in writing by Buyer and the Sellers, shall be final and binding.

(iii) Resolution of Disputes. If the Sellers and Buyer fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before expiration of the Resolution Period, then any matters remaining in dispute (“Disputed Amounts” and any amounts not so disputed, the “Undisputed Amounts”) shall be submitted for resolution to a mutually-agreed certified public accountant employed by KPMG LLP or, if KPMG LLP is unable to serve, Buyer and the Sellers shall appoint by mutual agreement the office of another impartial nationally recognized firm of independent certified public accountants other than Sellers’ Accountants or Buyer’s Accountants (the “Independent Accountant”) who, acting as experts and not arbitrators, shall resolve the Disputed Amounts only and make any adjustments to the Post-Closing Adjustment, as the case may be, and the Closing Working Capital Statement. The parties hereto agree that all adjustments shall be made without regard to materiality. The Independent Accountant shall only decide the specific items under dispute by the parties and their decision for each Disputed Amount must be within the range of values assigned to each such item in the Closing Working Capital Statement and the Statement of Objections, respectively.

(iv) Fees of the Independent Accountant. The fees and expenses of the Independent Accountant shall be paid by the Sellers, on the one hand, and Buyer, on the other hand, based upon an equitable allocation reflecting the relative disparity between the amount each party claimed to be appropriate and the amount actually determined by the Independent Accountant. In the event the parties are unable to determine the equitable allocation, the Independent Accountant will do so.

(v) Determination by Independent Accountant. The Independent Accountant shall make a determination as soon as practicable within thirty (30) days (or such other time as the parties hereto shall agree in writing) after their engagement, and their resolution of the Disputed Amounts and their adjustments to the Closing Working Capital Statement and/or the Post-Closing Adjustment shall be conclusive and binding upon the parties hereto.

(vi) Payments of Post-Closing Adjustment. Except as otherwise provided herein, any payment of the Post-Closing Adjustment shall (A) be due (x) within five (5) Business Days of acceptance of the applicable Closing Working Capital Statement or (y) if there are Disputed Amounts, then within five (5) Business Days of the resolution described in clause (v) above; and (B) be paid by wire transfer of immediately available funds to such account as is directed by Buyer or the Sellers, as the case may be. Any payment of the Post-Closing Adjustment owed by the Sellers to Buyer first shall be paid by the Escrow Agent from the Escrow Amount pursuant to the terms of the Escrow Agreement and any amounts in excess by Sellers.

(d) Adjustments for Tax Purposes. Any payments made pursuant to Section 2.7 shall be treated as an adjustment to the Consideration by the parties for Tax purposes, unless otherwise required by Law.

2.8 Additional Consideration.

(a) Following the Closing Date, Buyer (or at the direction of Buyer, the New Business Segment) shall pay to the Sellers additional consideration for the Purchased Assets (“Additional Consideration”), if, and only if, the Additional Consideration Targets (as defined below), have been met, as set forth in this Section 2.8. Upon payment of Additional Consideration owed to Sellers in accordance with Section 2.8(i), Buyer shall be deemed to have fully satisfied its obligations pursuant to this Section 2.8. The Additional Consideration payable pursuant to this Section 2.8 constitutes part of the Consideration payable by Buyer in connection with the transactions contemplated by this Agreement and shall be treated as such for all purposes, including for Tax purposes.

(b) Without prior written consent of Buyer, no Seller may sell, exchange, transfer or otherwise dispose of his, her or its right to receive any portion of the Additional Consideration, other than by the laws of descent and distribution or succession except that, subject to notice to the Buyer of the name, address, and other contact information for the transferee and written confirmation from the transferee that he, she, or it acknowledges that Sellers retain exclusive rights under this Agreement, including the right to dispute any determination of Additional Consideration or Sellers’ rights thereto (i) a Seller may transfer its rights to any cash portion of the Additional Consideration to any Person and (ii) TESI may transfer its rights to any stock portion of the Additional Consideration to Bloss or Moyle or another Seller Shareholder. TESI may not transfer its rights to any stock portion of the Additional Consideration or rights to any stock portion of the Consideration under Section 2.5(b) to a Seller Shareholder unless such Seller Shareholder prior to issuance executes a certification in a form acceptable to RLH that such Seller Shareholder is an accredited investor (as defined in the rules promulgated under the Securities Act). The right of a Seller to a portion of the Additional Consideration, if any, shall not be represented by a certificate or other instrument, shall not represent an ownership interest in Buyer or the New Business Segment and shall not entitle any Seller to any rights as a holder of any equity security of Buyer, the New Business Segment or any of their Affiliates.

(c) Not later than September 15, 2016, Sellers will deliver to Buyer a list of all of the Active Franchise Agreements and Room Count as of September 13, 2016. Sellers and Buyer shall consult in good faith to agree upon a methodology for compiling such listing and make appropriate adjustments to the list based upon such methodology (the “Interim Franchise Agreement List”). Prior to Closing, Sellers shall deliver a list of all of the Active Franchise Agreements and Room Count as of Closing using the methodology used for the Interim Franchise Agreement List, which list shall be subject to Buyer’s approval, which will not be unreasonably withheld, conditioned, or delayed.

(d) If the Closing occurs, Sellers shall become entitled to the Additional Consideration (if any) in the amounts specified below, if the following conditions and requirements (the “Additional Consideration Targets”) are satisfied:

(i) If, at the first anniversary of the Closing Date (the “First Anniversary”):

(A) a fraction, the numerator of which is the First Anniversary Benchmark, and the denominator of which is the Closing Benchmark, expressed as a percentage (the “First Anniversary Earn-Out Calculation”), is at least 90%, Buyer will promptly (1) pay to the Sellers $4,000,000 and (2) issue an additional 414,000 Shares; or

(B) the First Anniversary Earn-Out Calculation is less than 90% and equal to or greater than 80%, Buyer will promptly (1) pay to the Sellers $3,000,000 and (2) issue an additional 310,500 Shares (any such payment/issuance pursuant to this Section 2.8(d)(i), the “First Year Earn-Out”).

(ii) If, at the second anniversary of the Closing Date (the “Second Anniversary”):

(A) a fraction, the numerator of which is the Second Anniversary Benchmark, and the denominator of which is the Closing Benchmark, expressed as a percentage (the “Second Anniversary Earn-Out Calculation”), is at least 90%, Buyer will promptly (1) pay to the Sellers $3,000,000 and (2) issue an additional 276,000 Shares; or

(B) the Second Anniversary Earn-Out Calculation is less than 90% and equal to or greater than 80%, Buyer will promptly (1) pay to the Sellers $2,250,000 and (2) issue an additional 207,000 Shares (any such payment/issuance pursuant to this Section 2.8(d)(ii), the “Second Year Earn-Out”).

(e) In the event that there is no First Year Earn-Out paid under Section 2.8(d)(i), if, as of the First Anniversary, a fraction, the numerator of which is the First Anniversary Membership Fee Revenue, and the denominator of which is the Closing Membership Fee Revenue, expressed as a percentage, is at least 90%, Buyer will promptly (1) pay to the Sellers $4,000,000 and (2) issue an additional 414,000 Shares. Notwithstanding the First Anniversary Earn-Out Calculation and the calculation under this Section 2.8(e), the minimum payout to Sellers collectively under Section 2.8(d)(i) and Section 2.8(e) shall be $1,000,000.

(f) In the event that there is no Second Year Earn-Out paid under Section 2.8(d)(ii), if, as of the Second Anniversary, a fraction, the numerator of which is the Second Anniversary Membership Fee Revenue, and the denominator of which is the Closing Membership Fee Revenue, expressed as a percentage, is at least 90%, Buyer will promptly (1) pay to the Sellers $3,000,000 and (2) issue an additional 276,000 Shares. Notwithstanding the Second Anniversary Earn-Out Calculation and the calculation under this Section 2.8(f), the minimum payout to Sellers collectively under Section 2.8(d)(ii) and Section 2.8(f) shall be $1,000,000.

(g) Within 90 days following (i) the First Anniversary, with respect to the First Year Earn-Out, and (ii) the Second Anniversary, with respect to the Second Year Earn-Out, as the case may be, Buyer shall deliver to the Sellers a statement (the “Earn-Out Statement”) setting forth Buyer’s calculations under Section 2.8(d)(i), Section 2.8(d)(ii) and, if applicable, Section 2.8(e) and Section 2.8(f). Within thirty (30) days following receipt by the Sellers of any Earn-Out Statement, the Sellers shall deliver one, joint written notice to Buyer of any dispute they have with respect to the preparation or content of the Earn-Out Statement. If the Sellers do not notify Buyer of a dispute with respect to the Earn-Out Statement within such 30-day period, such Earn-Out Statement will be final, conclusive and binding on the parties hereto. In the event of such notification of a dispute, Buyer and the Sellers shall negotiate in good faith to resolve such dispute. If Buyer and the Sellers, notwithstanding such good faith effort, fail to resolve such dispute within thirty (30) days after the Sellers advise Buyer of their objections, then Buyer and the Sellers engage the Independent Accountant to resolve such dispute. As promptly as practicable thereafter (and, in any event, within thirty (30) days after the Independent Accountant’s engagement), the Sellers shall submit any unresolved elements of their objection to the Independent Accountant in writing (with a copy to Buyer), supported by any documents and arguments upon which they rely. As promptly as practicable thereafter (and, in any event, within 15 days following the Sellers’ submission of such unresolved elements), Buyer shall submit its response to the Independent Accountant (with a copy to the Sellers) supported by any documents and arguments upon which Buyer relies. Buyer and the Sellers shall request that the Independent Accountant render its determination within 15 days following its receipt of Buyer’s response. The scope of the disputes to be resolved by the Independent Accountant shall be limited to the unresolved items to which the Sellers objected. All determinations made by the Independent Accountant will be final, conclusive and binding on the parties hereto. The fees and expenses of the Independent Accountant shall be paid by the Sellers, on the one hand, and Buyer, on the other hand, based upon an equitable allocation reflecting the relative disparity between the amount each party claimed to be appropriate and the amount actually determined by the Independent Accountant. In the event the parties are unable to determine the equitable allocation, the Independent Accountant will do so.

(h) For purposes of complying with the terms set forth in this Section 2.8, each party shall cooperate with, and make available to, the other party and its representatives such information, records, data and working papers, and shall permit reasonable access to its facilities and personnel during regular business hours, as may be reasonably required in connection with the preparation and analysis of any Earn-Out Statement and the resolution of any disputes under the Earn-Out Statement.

(i) Buyer shall pay any Additional Consideration consisting of cash to the Sellers pro rata in accordance with the percentage indicated next to each Seller’s name on Exhibit B attached hereto, which may be amended by Sellers from time to time by written notice to Buyer consistent with Section 2.8(b). Buyer shall issue any Additional Consideration consisting of Shares to TESI, in each case no later than 30 Business Days following the date that such amounts are finally determined pursuant to this Section 2.8.

(j) Subject to the terms and conditions of this Agreement, subsequent to the Closing, Buyer will have the sole power and right to control the Business and operations of Buyer (including the New Business Segment) in its sole discretion; provided, however, that Buyer shall not, directly or indirectly, take any action, or refrain from taking action for the purpose of adversely affecting the ability of the Sellers to earn the Additional Consideration. Prior to the second anniversary of the Closing Date, except in each case with the prior written consent of Sellers, Buyer shall: (i) maintain separate books and records for the New Business Segment in a manner reasonably calculated to facilitate the determination of the Earn-Out in a manner consistent with the terms and conditions of this Agreement; (ii) not transfer or reassign any Purchased Assets or any portion of the Business to any third party or Affiliate of Buyer except in a Change of Control; and (iii) operate the Business in accordance with the guidelines set forth on Schedule 2.8(j)(iii); provided, however that Buyer may at any time terminate the restrictions in this Section 2.8(j) by providing written notice to the Sellers that the maximum Additional Consideration Targets for each of the First Anniversary and Second Anniversary measuring period are deemed to have been met and the maximum level of Additional Consideration is paid in full all in accordance with the terms of this Agreement.

(k) In the event Buyer sells or transfers control of the New Business Segment by merger, consolidation, exchange, dividend or sale of substantially all of the New Business Segment’s assets, by operation of law or otherwise (a “Change of Control”), and such Change of Control closes prior to the First Anniversary, then Sellers, by notice provided within fifteen (15) calendar days of the closing of such Change of Control, may, in lieu of any right to receive any further Additional Consideration, elect to receive 75% of the Additional Consideration payable under Section 2.8(d)(i) and Section 2.8(d)(ii). If the Change of Control closes after the First Anniversary but prior to the Second Anniversary, then Sellers, by notice provided within fifteen (15) calendar days of the closing of the Change of Control, may, in lieu of any right to receive any further Additional Consideration, elect to receive 75% of the Additional Consideration payable under Section 2.8(d)(ii). In the event that Sellers do not elect to receive Additional Consideration under this Section 2.8(k), the obligations of Buyer under this Section 2.8 shall cease to apply to Buyer and its Affiliates, but shall be binding upon any successors and assigns of Buyer or the New Business Segment. In the event that Sellers elect to receive Additional Consideration under this Section 2.8(k), there shall be no further obligations under this Section 2.8 to pay Additional Consideration.

(l) If, prior to the six-month anniversary of Closing, RLH terminates either the Bloss Employment Agreement or the Moyle Employment Agreement without “Cause” (as defined therein),

the maximum Additional Consideration Targets for each of the First Anniversary and Second Anniversary measuring period shall immediately be deemed to have been met and the maximum level of Additional Consideration shall be paid to TESI promptly upon such termination in accordance with the terms of this Agreement.

(m) If, subsequent to the six-month anniversary of Closing but prior to the Second Anniversary, RLH terminates either the Bloss Employment Agreement or the Moyle Employment Agreement without “Cause” (as defined therein) (a “Termination Event”), a fraction will be calculated consistent with the procedure established under Section 2.8(f), the numerator of which is the Accelerated Benchmark, and the denominator of which is the Closing Benchmark, expressed as a percentage (the “Accelerated Earn-Out Calculation”). If the Termination Event occurs subsequent to the six month anniversary of Closing but prior to the First Anniversary, then Sellers, by notice provided within fifteen (15) calendar days of the finalization of the Accelerated Earn-Out Calculation, may, in lieu of any right to receive any further Additional Consideration, elect to receive 100% of the Additional Consideration payable under Section 2.8(d)(i) and Section 2.8(d)(ii) assuming that such amounts were calculated as of the occurrence of the Termination Event and the Accelerated Earn-Out Calculation were substituted for the First Anniversary Earn-Out Calculation and Second Anniversary Earn-Out Calculation, respectively. If the Termination Event closes after the First Anniversary but prior to the Second Anniversary, then Sellers, by notice provided within fifteen (15) calendar days of the finalization of the Accelerated Earn-Out Calculation, may, in lieu of any right to receive any further Additional Consideration, elect to receive 100% of the Additional Consideration payable under Section 2.8(d)(ii) assuming that such amounts were calculated as of the occurrence of the Termination Event and the Accelerated Earn-Out Calculation were substituted for the Second Anniversary Earn-Out Calculation. The procedures under Section 2.8(f) shall apply for purposes of determining amounts due under this Section 2.8(m). Schedule 2.8(m) provides an example of the calculation under this paragraph. In the event that Sellers elect to receive Additional Consideration under this Section 2.8(m), there shall be no further obligations under this Section 2.8 to pay Additional Consideration.

(n) The number of Shares issuable under this Section 2.8 shall be subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to RLH’s common stock following execution of this Agreement and prior to the date such Shares are issued.

2.9 Allocation of Consideration. The Sellers and Buyer agree that the Consideration and the Assumed Liabilities that are treated as taxable consideration (plus other relevant items) shall be allocated among the Purchased Assets for all purposes (including Tax and financial accounting) as shown on the allocation schedule attached hereto as Exhibit C (the “Allocation Schedule”). Buyer and the Sellers shall file all Tax Returns (including amended returns and claims for refund) and information reports in a manner consistent with the Allocation Schedule. Any adjustments to the Consideration pursuant to Section 2.7 or Section 2.8 shall be allocated in a manner consistent with the Allocation Schedule.

2.10 Withholding Tax. Buyer shall be entitled to deduct and withhold from the Consideration all Taxes that Buyer is required to deduct and withhold under any provision of Tax Law. All such withheld amounts shall be treated as delivered to the Sellers hereunder. Buyer shall inform Sellers in writing of the amounts and nature of any such withholding prior to the time such payment is due.

2.11 Third Party Consents. To the extent that the Sellers’ rights under any Contract or Permit constituting a Purchased Asset, or any other Purchased Asset, may not be assigned to Buyer without the consent of another Person which has not been obtained prior to Closing, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful, and the Sellers, at their expense, together with Buyer, shall each use their respective commercially reasonable efforts to obtain any such required consent(s) as promptly as possible. If any such consent shall not be obtained or if any attempted assignment would be ineffective or would impair Buyer’s rights under the Purchased Asset in question so that Buyer would not in effect acquire the benefit of all such rights, the Sellers, to the maximum extent permitted by law and the Purchased Asset, shall act after the Closing as Buyer’s agent, in order to obtain for it the benefits thereunder and shall cooperate, to the maximum extent permitted by Law and the Purchased Asset, with Buyer in any other commercially reasonable arrangement designed to provide such benefits to Buyer. Notwithstanding any provision of this Section 2.11 to the contrary, Buyer shall not be deemed to have waived its rights under Section 7.2(c) hereof unless and until Buyer either provides written waivers thereof or elects to proceed to consummate the transactions contemplated by this Agreement for Closing.

ARTICLE III.

CLOSING

3.1 Closing. Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place by remote delivery of documents at 10:00 a.m., Eastern time, on the second (2nd) Business Day after all of the conditions to Closing set forth in ARTICLE VII are either satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), or at such other time, date or place as the Sellers and Buyer may mutually agree. The date on which the Closing is to occur is herein referred to as the “Closing Date.”

3.2 Closing Deliverables.

(a) At the Closing, the Sellers shall deliver to Buyer the following:

(i) the Escrow Agreement duly executed by TESI, as representative of the Sellers;

(ii) a bill of sale, assignment and assumption agreement substantially in the form of Exhibit D attached hereto (the “Bill of Sale”) and duly executed by the Sellers, transferring the tangible and intangible personal property included in the Purchased Assets to Buyer;

(iii) assignments substantially in the form of Exhibit E attached hereto (the “Intellectual Property Assignments”) and duly executed by the applicable Sellers, transferring all of the Sellers’ right, title and interest in and to registered trademarks and domain names to Buyer;

(iv) with respect to each Lease, an Assignment and Assumption of Lease in the form to be mutually agreed upon by Buyer and Sellers (each, an “Assignment and Assumption of Lease”) and duly executed by the applicable Sellers;

(v) an Employment Agreement between RLH and Roger Bloss (“Bloss”), to be effective immediately following the Closing, in a form mutually agreed upon by Buyer and Bloss, duly executed by Bloss (the “Bloss Employment Agreement”);

(vi) an Employment Agreement between RLH and Bernard T. Moyle (“Moyle”), to be effective immediately following the Closing, in a form mutually agreed upon by Buyer and Moyle, duly executed by Moyle (the “Moyle Employment Agreement” and together with the Bloss Employment Agreement, the “Employment Agreements”);

(vii) a Voting Agreement among as applicable, TESI, Bloss, Moyle and other Seller Shareholders, and RLH, to be effective immediately following the Closing, substantially in the form of Exhibit F attached hereto (the “Voting Agreement”) and duly executed by, as applicable, TESI, Bloss, Moyle and other Seller Shareholders;

(viii) a Lock-Up Agreement among as applicable, TESI, Bloss, Moyle and other Seller Shareholders, and RLH, to be effective immediately following the Closing, substantially in the form of Exhibit G attached hereto (the “Lock-Up Agreement”) and duly executed by, as applicable, TESI, Bloss, Moyle and other Seller Shareholders;

(ix) a Transition Services Agreement among certain Sellers or Affiliates thereof and RLH to be effective immediately following the Closing, in a form mutually agreed upon by Buyer and Sellers (the “Transition Services Agreement”) and duly executed by such Sellers and Affiliates;

(x) the Sellers’ Closing Certificate;

(xi) the FIRPTA Certificates;

(xii) the certificate of the Secretary or Assistant Secretary of each Seller required by Section 7.2(i);

(xiii) the list required by Section 2.8(c);

(xiv) such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to Buyer, as may be required to give effect to this Agreement; and

(xv) All records related to Seller Benefit Plans that Buyer deems necessary to fulfill Buyer obligations under Sections 6.5(a) and 6.5(d).

(b) At the Closing, Buyer shall deliver to the Sellers the following:

(i) the Closing Cash Consideration less the Escrow Amount and the Estimated Transaction Expenses;

(ii) the Escrow Agreement duly executed by Buyer;

(iii) stock certificates evidencing the Closing Shares, duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank;

(iv) the Bill of Sale duly executed by Buyer;

(v) with respect to each Lease, an Assignment and Assumption of Lease duly executed by Buyer;

(vi) the Bloss Employment Agreement, duly executed by RLH;

(vii) the Moyle Employment Agreement, duly executed by RLH;

(viii) the Voting Agreement, duly executed by RLH;

(ix) each Lock-Up Agreement, duly executed by RLH;

(x) the Transition Services Agreement, duly executed by RLH

(xi) the Buyer Closing Certificate; and

(xii) the certificate of the Secretary or Assistant Secretary of Buyer required by Section 7.3(f).

(c) At the Closing, Buyer shall deliver the Escrow Amount to the Escrow Agent pursuant to the Escrow Agreement and the Estimated Transaction Expenses to the Persons and in the amounts set forth on the Spreadsheet.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Except as set forth in the Schedules, which exceptions shall be deemed to be part of the representations and warranties made hereunder, Sellers, jointly and severally, represent and warrant to Buyer that the statements contained in this ARTICLE IV are true and correct as of the date hereof. The Schedules shall be arranged in sections corresponding to the numbered and lettered sections contained in this ARTICLE IV, and the disclosures in any section of the Schedules shall qualify other sections in this ARTICLE IV to the extent it is reasonably apparent that such disclosure is applicable to such other sections.

4.1 Organization and Qualification of Sellers. Schedule 4.1 sets forth for each Seller its name and jurisdiction of organization. Each Seller is duly organized, validly existing and in good standing under the Laws of the state of its organization and has full corporate or limited liability company, as applicable, power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on the Business as currently conducted. Schedule 4.1 sets forth for each Seller each jurisdiction in which such Seller is licensed or qualified to do business, and each Seller is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the ownership of the Purchased Assets or the operation of the Business, as currently conducted, makes such licensing or qualification necessary except where the failure to be so qualified or licensed would not have a Material Adverse Effect.

4.2 Authority of Sellers. Each Seller has full corporate or limited liability company, as applicable, power and authority to enter into this Agreement and the other Transaction Documents to which such Seller is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each Seller of this

Agreement and any other Transaction Document to which such Seller is a party, the performance by such Seller of its obligations hereunder and thereunder and the consummation by such Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate or limited liability company, as applicable, action on the part of such Seller. This Agreement has been duly executed and delivered by each Seller, and (assuming due authorization, execution and delivery by Buyer) this Agreement constitutes a legal, valid and binding obligation of each Seller enforceable against each Seller in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general principles of equity, regardless of whether enforcement is sought in equity or in law. When each other Transaction Document to which any Seller is or will be a party has been duly executed and delivered by such Seller (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of such Seller enforceable against it in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general principles of equity, regardless of whether enforcement is sought in equity or in law.

4.3 No Conflicts; Consents. The execution, delivery and performance by each Seller of this Agreement and the other Transaction Documents to which such Seller is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws, operating agreement or other organizational documents of such Seller; (b) conflict with or result in a material violation or breach of any provision of any Law or Governmental Order applicable to such Seller, the Business or the Purchased Assets; (c) except as set forth in Schedule 4.3, require the consent, notice or other action by any Person under, conflict with, result in a material violation or breach of, constitute a material default or an event that, with or without notice or lapse of time or both, would constitute a material default under, result in the acceleration of or create in any party the right to accelerate, terminate, materially modify or cancel any Material Contract or material Permit to which such Seller is a party or by which such Seller or the Business is bound or to which any of the Purchased Assets are subject (including any Assigned Contract); or (d) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on the Purchased Assets. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to any Seller in connection with the execution and delivery of this Agreement or any of the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby.

4.4 Financial Statements.

(a) Subject to Section 4.4(b) and (c), complete copies of (i) the audited consolidated financial statements of Vantage consisting of the balance sheet of Vantage as at December 31 of each of 2015, 2014 and 2013 and the related statements of income and retained earnings, stockholders’ or members’ equity, as applicable, and cash flow for the years then ended (the “Vantage Financial Statements”), (ii) reviewed consolidated financial statements of Vantage consisting of the balance sheet of Vantage as at June 30, 2016 and 2015 and the related statements of income and retained earnings, stockholders’ or members’ equity, as applicable, and cash flow for the six-month period then ended (the “Interim Vantage Financial Statements”), (iii) unaudited financial schedules of each individual Seller consisting of the balance sheet of such Seller as at December 31, 2015 and 2014 and the related statements of income for the years then ended (the “Seller Financial Schedules”) and (iv) unaudited financial schedules of each individual Seller consisting of the balance sheet of such Seller as at June 30, 2016 and 2015 and the related statements of income for the six-month period then ended (the “Interim Seller Financial Schedules,” and together with the Vantage Financial Statements, the Interim Vantage Financial Statements and the Seller Financial Schedules, the “Financial Schedules”) have been delivered to Buyer. The Vantage Financial Statements and the Interim Vantage Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved unless otherwise disclosed in the notes to the Financial Statements, subject, in the case of the Interim Vantage Financial Statements, to normal and recurring year-end adjustments (the effect of which will not be materially adverse) and the absence of notes (that, if presented, would not differ materially from those presented in the Financial Schedules). The Financial Schedules are based on the books and records of the Sellers, and fairly present in all material respects the financial condition of the Sellers, as of the respective dates they were prepared and the results of the operations of the Sellers, for the periods indicated. The balance sheets of the Sellers, as of December 31, 2015 are referred to herein collectively as the “Balance Sheet” and the date thereof as the “Balance Sheet Date” and the balance sheets of the Sellers as of June 30, 2016 are referred to herein collectively as the “Interim Balance Sheet” and the date thereof as the “Interim Balance Sheet Date.” The Sellers maintain a standard system of accounting for the Business established and administered in accordance with GAAP. The Sellers maintain systems of internal accounting controls sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, consistently applied. The Buyer acknowledges that that the Financial Schedules do not include financial information with respect to TESI, Van Asia Ltd. or Van Asia (Korea) Ltd. and none of the representations in subsection (a) are intended to include TESI, Van Asia Ltd. or Van Asia (Korea) Ltd.

(b) The financial schedules for TESI consisting of the balance sheet as of December 2015 and 2014 and the related schedule of revenues and expenses for the years then ended (the “TESI Financial Schedules”) are attached to Schedule 4.4. The financial schedules for TESI consisting of the balance sheet as of June 30, 2016 and 2015 and the related schedule of revenues and expenses for the period then ended have been delivered to Buyer. The TESI Financial Schedules are based on the books and records of TESI, were prepared on the basis for income tax reporting purposes for the periods indicated and comply with the requirements of income tax reporting.

(c) Notwithstanding anything set forth herein to the contrary, none of the Financial Schedules or TESI Financial Schedules include financial information pertaining to Van Asia Ltd. or Van Asia (Korea) Ltd., as to which entities no separate financial or accounting records have been maintained by any party.

4.5 Undisclosed Liabilities. No Seller has any Liabilities with respect to the Business, except (a) those which are adequately reflected or reserved against in the Interim Balance Sheet as of the Interim Balance Sheet Date, (b) those which have been incurred in the ordinary course of business consistent with past practice since the Interim Balance Sheet Date and which are not, individually or in the aggregate, material in amount, (c) Transaction Expenses, (d) to the extent not required to be reflected on the Interim Balance Sheet, Liabilities under existing Contracts, and (e) as set forth on Schedule 4.5.

4.6 Absence of Certain Changes, Events and Conditions. Since the Balance Sheet Date, and other than in the ordinary course of business consistent with past practice, there has not been any:

(a) event, occurrence or development that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b) material change in any method of accounting or accounting practice for the Business, except as required by GAAP or as disclosed in the notes to the Financial Schedules;

(c) entry into any Contract that would constitute a Material Contract;

(d) incurrence, assumption or guarantee of any indebtedness for borrowed money in connection with the Business individually in excess of $20,000 or $50,000 in the aggregate, except unsecured current obligations and Liabilities incurred in the ordinary course of business consistent with past practice;

(e) transfer, assignment, sale or other disposition of any of the Purchased Assets shown or reflected in the Balance Sheet except for any Purchased Assets individually having a value of less than $10,000 or an aggregate value of less than $50,000;

(f)(i) cancellation of any debts or claims having an aggregate value in excess of $50,000 or (ii) amendment, termination or waiver of any rights having an aggregate value in excess of $50,000 constituting Purchased Assets;

(g) transfer, assignment or grant of any license or sublicense of any material rights under or with respect to any Intellectual Property Assets (other than under Franchise Agreements) or Intellectual Property Agreements;

(h) whether or not such destruction, loss, or interruption is covered by insurance, any (i) damage, destruction or loss of any Purchased Assets where the repair or replacement cost of any Purchased Assets (as applicable) due to such damage, destruction or loss is in excess of $50,000, or (ii) interruption in use of any Purchased Asset foreseeably reduces revenue or increases expenses by more than $100,000;

(i) acceleration, termination, material modification to or cancellation of any Material Contracts or Permits;

(j) capital expenditures which would constitute an Assumed Liability having an aggregate value in excess of $25,000;

(k) imposition of any Encumbrance upon any of the Purchased Assets;

(l)(i) a grant of any bonuses, whether monetary or otherwise, that exceed $25,000 in value, or increase in any wages, salary, severance, pension or other compensation or benefits that exceed $15,000 on an annual basis in respect of any current or former employees, officers, directors, retirees, temporary employees, leased employees, independent contractors or consultants of the Business, other than as provided for in any written agreements disclosed to Buyer prior to the Closing and set forth in

Schedule 4.6(l) or required by applicable Law, (ii) change in the terms of employment for any employee of the Business or any termination of any employees for which the aggregate costs and expenses exceed $20,000, or (iii) action to accelerate the vesting or payment of any compensation or benefit for any current or former employee, officer, director, retiree, temporary employee, leased employee, consultant or independent contractor of the Business;

(m) hiring or promoting any person as or to (as the case may be) an officer or hiring or promoting any employee below officer except to fill a vacancy;

(n) any adoption, material modification, waiver or termination of any: (i) employment, severance, retention or other agreement with any current or former employee (other than officers or directors), Individual Contractor, temporary employee, leased employee or consultant of the Business in each case, that would increase the obligations of Sellers to its current or former employees (which for this purpose shall not include any officer or director), temporary employees, leased employees or consultants by more than three percent (3%) of its existing annual obligations, (ii) employment, severance, retention or other agreement with any officer or director, (iii) Seller Benefit Plan, or (iv) collective bargaining, memorandum of understanding, letter of assent or other agreement or understanding with a Union;

(o) any loan to (or forgiveness of any loan to), any current or former employees of the Business in which the aggregate value of the principal exceeds $25,000 or to any current or former directors or officers;

(p) adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(q) purchase, lease or other acquisition of the right to own, use or lease any property or assets in connection with the Business for an amount in excess of $50,000, individually (in the case of a lease, per annum) or $100,000 in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except for purchases of supplies; or

(r) any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

4.7 Material Contracts.

(a) Schedule 4.7(a) lists each of the following Contracts (x) by which any of the Purchased Assets are bound or affected or (y) to which any Seller is a party or by which it is bound in connection with the Business or the Purchased Assets (such Contracts, together with the Leases listed or otherwise disclosed on Schedule 4.10(b), being “Material Contracts”):

(i) all Contracts, other than Franchise Agreements, involving consideration in excess of $50,000 annually, on a recurring basis, and which, in each case, cannot be cancelled without penalty or without more than 90 days’ notice;

(ii) all Contracts that require any Seller to purchase more than 10% of its total requirements of any product or service from a third party or that contain “take or pay” provisions;

(iii) all Contracts that provide for the assumption of any Tax, environmental or other Liability of any Person;

(iv) all Contracts that relate to the acquisition or disposition of any business, stock or assets of Sellers or any other Person (whether by merger, sale of stock, sale of assets or otherwise), in each case having a value in excess of $20,000;

(v) the thirty (30) Active Franchise Agreements representing the highest revenue from recurring monthly fees (e.g., Membership Fees; marketing fees; conference fees; PMS-to-CRS interface fees, revenue management fees; VWeb fees; and periodic miscellaneous fees (e.g., billboard coop fees and state travel guide fees) paid to Sellers during period from September 1, 2015 to August 11, 2016;

(vi) all agency, promotion, market research, marketing consulting and advertising Contracts, other than Franchise Agreements;

(vii) all employment, severance, retention or other agreements and Contracts with employees, consultants, temporary employees, leased employees (or similar arrangements) individually requiring annual payments in excess of $50,000, excluding oral, at-will employment arrangements;

(viii) except for Contracts relating to trade receivables or trade payables, all Contracts relating to indebtedness for borrowed money (including, without limitation, guarantees) in each case having an outstanding principal amount in excess of $100,000;

(ix) all Contracts, other than Franchise Agreements, that limit or purport to limit the ability of any Seller to compete in any line of business or with any Person or in any geographic area or during any period of time;

(x) all joint venture, partnership or similar Contracts;

(xi) other than as entered into in the ordinary course of business, all Contracts for the sale of any of the Purchased Assets or for the grant to any Person of any option, right of first refusal or preferential or similar right to purchase any of the Purchased Assets;

(xii) all powers of attorney with respect to the Business or any Purchased Asset;

(xiii) all collective bargaining agreements, memorandum of understanding, letter of assent, other agreement or understanding or Contracts with any Union;

(xiv) all Intellectual Property Agreements; and

(xv) all other Contracts that are material to the Purchased Assets or the operation of the Business and not previously disclosed pursuant to this Section 4.7.

(b) Each Material Contract is valid and binding on the applicable Seller in accordance with its terms and is in full force and effect. None of the Sellers nor, to Sellers’ Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under) any Material Contract. Excluding for this purpose the Franchise Agreements, none of the Sellers nor any other party thereto has provided or received written notice or, to Sellers’ Knowledge (which for this purpose shall be actual knowledge), oral notice of any intention to terminate, any Material Contract. To the Knowledge of Seller, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Buyer. There are no material disputes pending or, to the Sellers’ Knowledge, threatened verbally or in writing under any Material Contract.

(c) None of the Sellers are a party to, or bound by, any Contracts with any Governmental Authority.

(d) Except as would not be reasonably expected to have a Material Adverse Effect, individually or in the aggregate, since January 1, 2016, no Seller has received written or, to Sellers’ Knowledge (which for this purpose shall be actual knowledge) oral notice from any party to a Franchise Agreement that such party intends to terminate, materially breach or request a material modification to an existing Franchise Agreement with a Seller.

(e) Schedule 4.7(e) identifies by jurisdiction and effective date all currently effective registrations under the Federal Trade Commission trade regulation rule entitled “Disclosure Requirements and Prohibitions Concerning Franchising,” 16 C.F.R. Section 436 et seq. and any other Law regulating the offer and/or sale of franchises, business opportunities, seller-assisted marketing plans or similar relationships (the “Franchise Laws”) that are applicable to the Business. The Sellers have complied in all material respects with the Franchise Laws. None of the Sellers is subject to any Governmental Order that would prohibit or restrict the offer or sale of any Vantage Franchise in any jurisdiction within the United States.

(f) To Sellers’ Knowledge, all funds administered by or paid to the Business by or on behalf of one or more Vantage Franchises at any time since January 1, 2015, including funds that the Vantage Franchises contributed for advertising and promotion, and any rebates and other payments made by suppliers and other third parties on account of the Vantage Franchises’ purchases from those suppliers and third parties, have been administered and spent in accordance in all material respects with the applicable Franchise Agreements, except where the failure to do so would not, individually or in the aggregate, have a Material Adverse Effect with respect to the Business.

4.8 Title to Purchased Assets. The Sellers have good and valid title to, or a valid leasehold interest in, all of the Purchased Assets. All such Purchased Assets (including leasehold interests) are free and clear of Encumbrances except for the following (collectively referred to as “Permitted Encumbrances”):

(a) those items set forth on Schedule 4.8;

(b) liens for Taxes not yet due and payable or which are being contested in good faith and by appropriate proceedings;

(c) mechanics’, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business consistent with past practice or which are being contested in good faith and by appropriate proceedings;

(d) easements, rights of way, zoning ordinances and other similar encumbrances affecting Leased Real Property which do not prohibit or materially interfere with the current operation of any Leased Real Property; or

(e) liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past practice.

4.9 Condition and Sufficiency of Assets. The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other material items of tangible personal property included in the Purchased Assets are structurally sound, are in good operating condition and repair except for ordinary wear and tear, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The Purchased Assets are sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets necessary to conduct the Business as currently conducted.

4.10 Real Property

(a) No Seller owns, or has, since January 1, 2013, owned, any real property.

(b) Schedule 4.10(b) sets forth the address of each parcel of real property leased by the Sellers and used in or necessary for the conduct of the Business as currently conducted (together with all rights, title and interest of the Sellers in and to leasehold improvements relating thereto, including, but not limited to, security deposits, reserves or prepaid rents paid in connection therewith, collectively, the “Leased Real Property”), and a true and complete list of all leases, subleases, licenses, concessions and other agreements (whether written or oral), including all amendments, extensions renewals, and guaranties with respect thereto, pursuant to which the Sellers hold any Leased Real Property (collectively, the “Leases”). The Sellers have delivered to Buyer a true and complete copy of each Lease. With respect to each Lease, except as set forth on Schedule 4.10(b):

(i) such Lease is valid, binding, enforceable and in full force and effect, and, to the Sellers’ Knowledge, the Sellers enjoy peaceful and undisturbed possession of the Leased Real Property;

(ii) the Sellers are not in breach or default under such Lease, and, to Sellers’ Knowledge, no event has occurred or circumstance exists which, with the delivery of notice, passage of time or both, would constitute such a breach or default;

(iii) Sellers have paid all rent due and payable under such Lease through the end of the last required payment date;

(iv) the Sellers have not received nor given any written notice of any default or event that is uncured that would constitute a default by the Sellers under any of the Leases and, to the Sellers’ Knowledge, no other party is in default thereof, and no party to any Lease has exercised any termination rights with respect thereto;

(v) the Sellers have not subleased, assigned or otherwise granted to any Person the right to use or occupy such Leased Real Property or any portion thereof; and

(vi) the Sellers have not pledged, mortgaged or otherwise granted an Encumbrance on their leasehold interests in any Leased Real Property.

(c) Except as set forth on Schedule 4.10(c), the Sellers have not received any written notice of (i) violations of building codes and/or zoning ordinances or other governmental or regulatory Laws affecting the Leased Real Property, (ii) existing, pending or threatened condemnation proceedings affecting the Leased Real Property, or (iii) existing, pending or, to the Knowledge of the Sellers, threatened zoning, building code or other moratorium proceedings, or similar matters which would reasonably be expected to adversely affect the ability to operate the Leased Real Property as currently operated. Neither the whole nor any material portion of any Leased Real Property has been damaged or destroyed by fire or other casualty.

4.11 Intellectual Property.

(a) Schedule 4.11(a) lists all (i) Intellectual Property Registrations and (ii) Intellectual Property Assets, including software, that are not registered but that are material to the operation of the Business as currently conducted. All required filings and fees related to the Intellectual Property Registrations have been timely filed with and paid to the relevant Governmental Authorities and authorized registrars, and all Intellectual Property Registrations are otherwise in good standing. There are no renewals, annuities, payments, fees, responses to office actions or other filings required to be made and having a due date with respect to any Intellectual Property Registrations within 120 days after the date hereof. No material Intellectual Property Registration owned by Seller has been cancelled, abandoned, allowed to lapse or not renewed since January 1, 2014, except where the Seller has, in its reasonable business judgment, decided to cancel, abandon, allow to lapse or not renew such Intellectual Property Registration.

(b) The Sellers are the sole and exclusive legal and beneficial, and with respect to the Intellectual Property Registrations, record, owners of all right, title and interest in and to the Intellectual Property Assets, and have the valid right to use all other Intellectual Property used in or necessary for the conduct of the Business as currently conducted, in each case, free and clear of Encumbrances with the exception of Permitted Encumbrances.

(c) All licensed Intellectual Property that is material to the conduct of the Business as currently conducted (“Licensed Intellectual Property”) is validly licensed to the Sellers pursuant to: (i) Intellectual Property Agreements set forth on Schedule 4.7(a); (ii) Open Source Software listed on Schedule 4.11(a); or (iii) Non-Negotiated Vendor Contracts. The Sellers have (and Buyer will have immediately following Closing) valid and continuing rights under such arrangements to use, sell, license and otherwise exploit, as the case may be, all material Licensed Intellectual Property as the same is currently used, sold, licensed and otherwise exploited by any Seller.

(d) The Intellectual Property Assets and the Licensed Intellectual Property include all of the Intellectual Property necessary to operate the Business as presently conducted. The consummation of the transactions contemplated hereunder will not result in the loss or impairment of in any material respects or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, Buyer’s right to own, use or hold for use any Intellectual Property as owned, used or held for use by Sellers in the conduct of the Business as currently conducted.

(e) To the Sellers’ Knowledge, the Sellers’ rights in the Intellectual Property Assets are valid, subsisting and enforceable. The Sellers have taken all reasonable steps to maintain the material Intellectual Property Assets and to protect and preserve the confidentiality of all material trade secrets included in the Intellectual Property Assets, including requiring all Persons having access to such trade secrets to execute written non-disclosure agreements.

(f) To Sellers’ Knowledge, the conduct of the Business as currently conducted does not infringe, misappropriate, dilute or otherwise violate, the Intellectual Property of any Person. Sellers have not received any notice alleging its infringement, misappropriation, dilution or other violation upon any Intellectual Property of any Person. To the Sellers’ Knowledge, no Person has infringed, misappropriated, diluted or otherwise violated, or is currently infringing, misappropriating, diluting or otherwise violating, any material Intellectual Property Assets.

(g) Except as set forth on Schedule 4.11(a) or Schedule 4.15(a), there are no Actions (including any oppositions, interferences or re-examinations) pending or, to the Sellers’ Knowledge, threatened verbally or in writing (including in the form of offers to obtain a license): (i) alleging any infringement, misappropriation, dilution or violation of the Intellectual Property of any Person by any Seller in connection with the operation of the Business; (ii) challenging the validity, enforceability or ownership of or any Seller’s rights with respect to any Intellectual Property Assets; or (iii) by any Seller or any other Person alleging any infringement, misappropriation, dilution or violation by any Person of any material Intellectual Property Assets. No Seller is subject to any outstanding, or to Sellers’ Knowledge, prospective Governmental Order that does or would restrict or impair the use of any material Intellectual Property Assets.

(h) Schedule 4.11(h) sets forth a true and correct list of all third party Software (other than Open Source Software listed on Schedule 4.11(a)) that is (i) incorporated or embedded in any material Business Software or (ii) except for Software licensed under Non-Negotiated Vendor Contracts, otherwise used by a Seller and material to the operation of the Business (and, for each item required to be listed in sub-schedules (i) or (ii), the name of the licensor or owner of the Software and the Contract under which Software is licensed). Except as provided in Schedule 4.11(h), no Seller is a party to any source code escrow Contract or any other Contract requiring the deposit of any source code or related materials for any material Business Software.

(i) Schedule 4.11(a) sets forth a list of all Open Source Software that is used in any material Business Software, and the Sellers fully comply with all license terms applicable to any such Open Source Software. To the Sellers’ Knowledge, no Open Source Software is used in any Business Software in a manner that subjects any material Business Software to any Copyleft License.

(j) To the Sellers’ Knowledge, the Business Software is free from any material defect or bug, or programming, design or documentation error and none of the Business Software constitutes or contains any Contaminants. To Sellers’ Knowledge, except in accordance with the applicable Seller’s privacy policies and Laws, none of the Business Software (i) sends information of a user to another Person without the user’s consent, (ii) records a user’s actions without such user’s knowledge or (iii) employs a user’s internet connection without such user’s knowledge to gather or transmit information regarding such user or such user’s behavior.

4.12 Accounts Receivable. The Accounts Receivable reflected on the Interim Balance Sheet and the Accounts Receivable arising after the date thereof have arisen from bona fide transactions entered into by the Sellers involving the sale of goods or the rendering of services in the ordinary course of business consistent with past practice. The reserve for bad debts shown on the Interim Balance Sheet or, with respect to Accounts Receivable arising after the Interim Balance Sheet Date, on the accounting records of the Business have been determined in accordance with GAAP, consistently applied, subject to normal year-end adjustments and the absence of disclosures normally made in footnotes.

4.13 Suppliers. Schedule 4.13 sets forth with respect to the Business (i) each supplier to whom Seller has paid consideration for goods or services rendered in an amount greater than or equal to $25,000 for the period from January 1, 2015 to August 11, 2016 (collectively, the “Material Suppliers”); and (ii) the amount of purchases from each Material Supplier during such period. No Seller has received any written notice that any of the Material Suppliers has ceased, or intends to cease, to supply goods or services to the Business or to otherwise terminate or materially reduce its relationship with the Business.

4.14 Insurance. Schedule 4.14 sets forth a true and complete list of all current insurance policies maintained by the Sellers or that relate to the Business (collectively, the “Insurance Policies”); and (b) with respect to the Business, the Purchased Assets or the Assumed Liabilities, a list of all pending claims and the claims history for the Sellers since January 1, 2014. Except as set forth on Schedule 4.14, there are no claims related to the Business, the Purchased Assets or the Assumed Liabilities pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. No Seller nor any of its Affiliates has received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies. All premiums due on such Insurance Policies have either been paid or, if not yet due, accrued. All such Insurance Policies (x) are in full force and effect and enforceable in accordance with their terms; (y) are, to the Knowledge of the Sellers, provided by carriers who are financially solvent; and (z) have not been subject to any lapse in coverage. No Seller nor any of its Affiliates is in default under, or has otherwise failed to comply with, in any material respect, any provision contained in any such Insurance Policy. The Insurance Policies are sufficient for compliance with all applicable Laws and Contracts to which any Seller is a party or by which it is bound. True and complete copies of the Insurance Policies have been made available to Buyer.

4.15 Legal Proceedings; Governmental Orders.

(a) Except as set forth on Schedule 4.15(a), there are no Actions pending or, to the Sellers’ Knowledge, any Actions threatened (except with respect to claims arising in the ordinary course of business under the Franchise Agreements) verbally or in writing against or by any Seller (i) relating to or affecting the Business, the Purchased Assets or the Assumed Liabilities; or (ii) that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. Sellers have not received any notice of any Action relating to the Business, the Purchased Assets or the Assumed Liabilities. To the Knowledge of Sellers, (1) there is no audit, investigation or inquiry pending or threatened against or by any Seller and (2) no event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

(b) There are no outstanding Governmental Orders specifically applicable to the Business or Sellers and no unsatisfied judgments, penalties or awards against, relating to or affecting the Business.

4.16 Compliance with Laws; Permits.

(a) The Sellers (i) have, since January 1, 2014, complied in all material respects with all Laws applicable to the Business as previously conducted, and (ii) are now in compliance in all material respects with all Laws applicable to the conduct of the Business as currently conducted and/or the ownership and use of the Purchased Assets.

(b) All material Permits required for the Sellers to conduct the Business as currently conducted or for the ownership and use of the Purchased Assets have been obtained by the Sellers and are valid and in full force and effect. All fees and charges with respect to such Permits as of the date hereof have been paid in full. Schedule 4.16(a) lists all current material Permits issued to any Seller which are related to the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets, including the names of the Permits and their respective dates of issuance and expiration. To the Knowledge of the Sellers, no event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth on Schedule 4.16(a).

4.17 Environmental Matters.

(a) The Sellers have made available to Buyer copies of all environmental audits, environmental assessments and environmental investigation reports, in each case relating to any Seller and/or its Affiliates and the Business or the Purchased Assets, to the extent such documents are in the possession of, or under the reasonable control of, the Sellers.

(b) The Sellers have complied in all material respects with, and are in compliance in all material respects with, all Environmental Laws.

(c) The Sellers have obtained, maintained, and have complied in all material respects with, and are in compliance in all material respects with, all Permits required pursuant to Environmental Laws for the conduct of the Business or the lease, operation or use of the Purchased Assets.

(d) The Sellers have not received any written notice, report or other information regarding any actual or alleged violation of, or any Liabilities or potential Liabilities arising under, Environmental Law, relating to the Sellers, the Business or the Purchased Assets.

(e) The Sellers are not subject to any Action or Order relating to Environmental Laws.

(f) The Sellers have not treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, manufactured, distributed, released, or exposed any Person to, any substance, including without limitation any Hazardous Material, or owned or operated any property or facility (and to the Sellers’ Knowledge no such property or facility, including the Leased Real Property, is contaminated by any substance) so as to give rise to any current or future Liabilities under Environmental Laws, including any Liability for investigative or remedial obligations, response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees.

(g) Neither this Agreement nor the consummation of the transactions contemplated by this Agreement will result in any obligations for site investigation or cleanup, or notification to or consent of government agencies or third parties, pursuant to any of the so-called “transaction-triggered” or “responsible property transfer” Environmental Laws.

(h) The Sellers have not assumed, undertaken, provided an indemnity with respect to, or otherwise become subject to, any Liability of any other Person relating to Environmental Laws, other than any such assumption, undertaking, indemnity or Liability arising by operation of law or otherwise without the agreement of the Sellers.

(i) The Sellers have no Liability (contingent or otherwise), with respect to the presence or alleged presence of Hazardous Materials in any product or item or at or upon any property or facility.

4.18 Employee Benefit Matters.

(a) Schedule 4.18(a) lists all employee benefit plans (as defined in Section 3(3) of ERISA) and each other pension, benefit, retirement, compensation, employment, consulting, profit-sharing, deferred compensation, incentive, bonus, performance award, phantom equity, stock or stock-based, change in control, retention, severance, vacation, paid time off, welfare, fringe-benefit and other similar agreement, plan, policy, program or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, whether or not tax-qualified and whether or not subject to ERISA, which is maintained, sponsored, contributed to, or required to be contributed to by any Seller for the benefit of any current or former employee, officer, director, retiree, temporary employee, leased employee, Individual Contractor or consultant of the Business or any spouse or dependent of such individual, or under which any Seller has or may have any Liability, contingent or otherwise (as listed on Schedule 4.18(a), each, a “Seller Benefit Plan”).

(b) With respect to each Seller Benefit Plan, the Sellers have provided to Buyer, to the extent available prior to the date hereof, a current and complete copy of: (i) the plan document together with all amendments; (ii) where the Seller Benefit Plan is not required by Law to be reduced to writing, a written summary of all material plan terms; (iii) trust agreements or other funding arrangements, (if applicable); (iv) summary plan descriptions and employee handbooks; (v) the most recently filed Form 5500 including attached schedules (if applicable); (vi) the most recent determination, opinion or advisory letter from the Internal Revenue Service for each Seller Benefit Plan that is intended to be qualified under Section 401(a) of the Code (a “Qualified Benefit Plan”); (vii) the most recently prepared actuarial valuation and report (if applicable); and (viii) material notices, letters or other correspondence with respect to a Seller Benefit Plan from a Governmental Authority.

(c) Each Seller Benefit Plan and related trust has been established, administered and maintained in accordance with its terms and in material compliance with all applicable Laws (including but not limited to ERISA, and the Code). There are no Actions pending or, to the Sellers’ Knowledge, threatened by any Governmental Authority with respect to a Seller Benefit Plan (other than routine claims for benefits). All benefits, contributions and premiums relating to each Seller Benefit Plan have been timely paid in accordance with the terms of such Seller Benefit Plan and all applicable Laws. No event has occurred regarding any Qualified Benefit Plan that is reasonably likely to result in the loss of qualification of such Seller Benefit Plan under Section 401(a) of the Code or the exempt status of any trust under Section 501(a) of the Code.

(d) No Seller Benefit Plan, to which the Sellers, or any ERISA Affiliate thereof, has ever maintained, contributed to, been required to contribute to, or has or had any liability with respect to: (i) is or has been subject to Title IV of ERISA, Sections 412, 430, 431, 432 or 436 of the Code or Sections 302, 303, 304 or 305 of ERISA; (ii) is or was a “multiemployer plan” under Section 3(37) of ERISA (“Multiemployer Plan”); (iii) is or was a “multiple employer plan” under Section 413(c) of the Code; or (iv) is or was a “multiple employer welfare arrangement” under Section 3(40) of ERISA.

(e) Other than as required under Section 601 et seq. of ERISA or other applicable Law, no Seller Benefit Plan or other arrangement provides post-termination or retiree welfare benefits to any individual for any reason.

(f) Except as set forth on Schedule 4.18(f), no Seller, nor any of its Affiliates, has made any commitment, other than in the ordinary course of business: (i) to create or incur liability with respect to or cause to exist, any employee benefit plan; (ii) to enter into a contract or agreement to provide compensation or benefits to any individual; or (iii) to modify, change or terminate any Seller Benefit Plan, other than with respect to a modification, change or termination required by applicable Law.

(g) Nothing has occurred with respect to any Seller Benefit Plan that could constitute a prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code.

(h) Neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any current or former director, officer, employee, independent contractor or consultant of the Business to severance pay or any other payment, benefit or notice; (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation due to any such individual; (iii) increase the amount payable under or result in any other material obligation pursuant to any Seller Benefit Plan; (iv) result in “excess parachute payments” within the meaning of Section 280G(b) of the Code; or (v) require a “gross-up” or other payment to any “disqualified individual” within the meaning of Section 280G(c) of the Code.

4.19 Employment Matters.

(a) Sellers have provided Buyer with a list (the “Employment Disclosure”) of all persons who are temporary employees, leased employees, Individual Contractors, and employees of the Sellers as of September 1, 2016, including any individual who is on an approved leave of absence paid or unpaid, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full or part time); (iii) hire date; and (iv) current annual base compensation or pay rate and exempt or non-exempt status. The Employment Disclosure also provides a description of the fringe benefits provided to Sellers’ employees, temporary employees, leased employees and fringe benefits (if applicable) as of September 1, 2016. As of September 1, 2016, all compensation, including wages, commissions, bonuses and any other incentive-based compensation payable to employees, temporary employees, leased employees, and Individual Contractors of the Sellers for services performed on or prior to the date hereof have been paid. Except as set forth in the Employment Disclosure, all persons who are employees or who are otherwise providing services are employed or otherwise retained on an “at-will” basis. Except as set forth in the Employment Disclosure, all persons who are identified as being hired on a temporary basis are hired for a temporary position with no promise of continued employment or call back for subsequent assignment by Sellers.

(b) No Seller is a party to, bound by or negotiating any collective bargaining agreement or other Contract with a union, or recognized labor organization (collectively, “Union”), and, to the Sellers’ Knowledge, no Union or group of employees is currently seeking to organize employees for the purpose of collective bargaining or filed an application for certification of a collective bargaining agent for one or more groups of employees of any Seller or of the Business. Since January 1, 2013, there has not been (i) any strike, slowdown, work stoppage, lockout, or other similar organized labor disruption affecting any Seller or any employees of the Seller and/or of the Business, or to the Sellers’ Knowledge, threat of same, or (ii) any charge or complaint filed by an employee, Union or other group of employees with any labor relations board with respect to any Seller and/or the Business. No Seller currently has any duty to bargain with any Union.

(c) The Sellers, and the Business, are in compliance in all material respects with all applicable Laws pertaining to employment and employment practices to the extent they relate to employees, temporary employees, leased employees and Individual Contractors of the Sellers, and, to the Sellers’ Knowledge to the extent they relate to employees, other service providers, and Individual Contractors of the Business, in each case including all Laws relating to labor relations, collective bargaining, employee benefits, fair employment practices, employment discrimination (including harassment and/or failure to accommodate), retaliation, immigration, wage and hours, wage payment, child labor, meal and break periods, privacy rights, health and safety, the hiring and retention of employees with the right to work in the United States, including I-9 and/or e-verify compliance and requirements, notice, payment and benefits under the WARN Act, and unemployment, workers’ compensation and other insurance. All individuals characterized and treated by a Seller as independent contractors of the Business are properly treated as independent contractors under applicable Laws. All employees of the Business classified as exempt from the minimum wage and/or overtime provisions under the Fair Labor Standards Act and state and local wage and hour laws are properly classified. Except as set forth on Schedule 4.19(b), there are no pending Actions against any Seller pending, or to the Sellers’ Knowledge, threatened to be brought or filed, by or with any Governmental Authority in connection with the employment or relationship of any current or former applicant, employee, temporary employees, leased employees or independent contractor of the Business.

(d) Since January 1, 2013, none of the Sellers have effectuated or experienced, individually or collectively (as defined in the Warn Act): (i) a “plant closing” affecting any site of employment or one or more facilities or operating units within any site of employment or facility; (ii) a “mass layoff” in connection with any of the Sellers affecting any site of employment or one or more facilities or operating units within any site of employment or facility; or (iii) individual or collective layoffs or employment terminations, and/or a reduction of hours sufficient in number to trigger application of and/or obligations under the WARN Act. Other than as set forth in Schedule 4.19(d), no employee or former employee of any Seller has experienced an “employment loss,” as defined by the WARN Act, termination of employment, layoff, and/or reduction in hours within the past 90 days.

4.20 Taxes. Except as set forth on Schedule 4.20:

(a) All Tax Returns required to be filed by any Seller for any Pre-Closing Tax Period have been, or will be, timely filed. Such Tax Returns are, or will be, true, complete and correct in all material respects. All Taxes due and owing by any Seller (whether or not shown on any Tax Return) have been, or will be, timely paid.

(b) Each Seller has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any Employee, independent contractor, creditor, customer, shareholder or other party, and complied with all information reporting and backup withholding provisions of applicable Law.

(c) No extensions or waivers of statutes of limitations that have not expired have been given or requested with respect to any Taxes of any Seller.

(d) No written claim has ever been made by a Taxing Authority in a jurisdiction where any of the Sellers does not file Tax Returns that any of the Sellers is or may be subject to taxation by that jurisdiction.

(e) All deficiencies asserted, or assessments made, against any Seller as a result of any examinations by any Taxing Authority have been fully paid.

(f) No Seller is a party to any Action by any Taxing Authority. There are no pending or, to the Knowledge of the Sellers, threatened Actions by any Taxing Authority.

(g) There are no Encumbrances for Taxes upon any of the Purchased Assets (other than for current Taxes not yet due and payable) nor, to the Sellers’ Knowledge, is any Taxing Authority in the process of imposing any Encumbrances for Taxes on any of the Purchased Assets (other than for current Taxes not yet due and payable).

(h) No Seller is a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2.

(i) No Seller is, or has been, a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b).

(j) None of the Purchased Assets is tax-exempt use property within the meaning of Section 168(h) of the Code.

4.21 Insider Interests and Affiliated Transactions. Except as set forth on Schedule 4.21, and except for compensation to regular employees of any Seller, no current Affiliate of any Seller nor any equity holder of any Seller, is now, or has been during the last five (5) full years and the current year to date, (a) a party to any Contract with any Seller, (b) a lender or guarantor of, or indebted to, any Seller, or (c) the direct or indirect owner, of record or as a beneficial owner, of an equity interest or any other financial or profit interest in any Person which is a present or potential competitor, supplier, lessor, franchisee, licensee, or customer of any Seller (other than non-affiliated holdings in publicly held companies). Other than through equity ownership of or employment by the Sellers, none of the Sellers, any current Affiliate of any Seller, nor any equity holder of any Seller directly or indirectly receives any payments from any supplier, lessor, franchisee, licensee or customer in connection with the Business.

4.22 IT Systems. To the Knowledge of the Sellers, the IT Systems are adequate and sufficient (including with respect to working condition and capacity) for the operations of the Business as currently conducted. Each Seller (i) has taken commercially reasonable measures to preserve and maintain the performance, security and integrity of the IT Systems (and all Software, information or data stored on any IT Systems material to the operation of the business) and (ii) maintains reasonable documentation regarding all material operations of its IT Systems, their methods of operation and their support and maintenance. Since January 1, 2014, (A) there has been no failure with respect to any IT Systems that has had a material effect on the operations of the Business and (B) to the Sellers’ Knowledge, there has been no unauthorized access to or use of any IT Systems (or any software, information or data stored on any IT Systems) that has resulted in a material loss of data or any regulatory obligation on the part of the Business.

4.23 Certain Practices.

(a) None of the Sellers, or any officer, director or equity holder, or, to the Sellers’ Knowledge, employee, independent contractor or agent or any other Person acting on behalf of any Seller has, directly or indirectly, in violation of Law, given or agreed to give any money, gift or similar benefit to any referral source, franchisee, licensor, supplier, employee or agent of a franchisee, licensor or supplier, or official or employee of any Governmental Authority or other Person who was, is, or may be in a position to help or hinder the business of any Seller (or assist in connection with any actual or proposed transaction).

(b) None of the Sellers or any officer, director, or equity holder, or, to the Sellers’ Knowledge, employee, consultant or agent or any other Person acting on behalf of any Seller has made, directly or indirectly, in violation of Law, any payment or promise to pay, or gift or promise to give or authorized such a promise or gift, of any money or anything of value, directly or indirectly, to: (i) any foreign, federal, state, provincial or local governmental official for the purpose of influencing any official act or decision of such official or inducing him or her to use his or her influence to affect any act or decision of a foreign, federal, state, provincial or local governmental agency or subdivision thereof; or (ii) any political party or official thereof or candidate for political office for the purpose of influencing any official act or decision of such party, official or candidate or inducing such party, official or candidate to use his, her or its influence to affect any act or decision of a foreign government or agency or subdivision thereof, in the case of both (i) and (ii) above in order to assist any Seller to obtain or retain business for or direct business to any Seller under circumstances which would subject any Seller to Liability.

4.24 Brokers. Except for as set forth on Schedule 4.24, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of any Seller.

4.25 Solvency. Immediately after giving effect to the transactions contemplated by this Agreement, each of the Sellers (a) shall be able to pay their respective debts as they become due and (b) shall own property which has a fair, saleable value greater than the amounts required to pay their respective debts (including a reasonable estimate of the amount of all contingent liabilities). No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of the Sellers.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES OF BUYER

RL Franchising and RL Canada jointly and severally represent and warrant to the Sellers that the statements contained in this ARTICLE V are true and correct as of the date hereof.

5.1 Organization of Buyer. RL Franchising is a corporation duly organized, validly existing and in good standing under the Laws of the state of Washington. RL Canada is a corporation duly organized, validly existing and in good standing under the Laws of the state of Washington.

5.2 Authority of Buyer. Each of RL Franchising and RL Canada has full corporate power and authority to enter into this Agreement and the other Transaction Documents to which such entity is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each of RL Franchising and RL Canada of this Agreement and any other Transaction Document to which such entity is a party, the performance by each of RL Franchising and RL Canada of its obligations hereunder and thereunder and the consummation by each of RL Franchising and RL Canada of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of each of RL Franchising and RL Canada. This Agreement has been duly executed and delivered by each of RL Franchising and RL Canada, and (assuming due authorization, execution and delivery by the Sellers) this Agreement constitutes a legal, valid and binding obligation of each of RL Franchising and RL Canada enforceable against each of RL Franchising and RL Canada in accordance with its terms. When each other Transaction Document to which each of RL Franchising and RL Canada is or will be a party has been duly executed and delivered by RL Franchising and RL Canada (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of each of RL Franchising and RL Canada enforceable against it in accordance with its terms.

5.3 Capitalization. RLH is authorized to issue 50 million shares of common stock, par value $0.01 per share, and 5 million shares of preferred stock, par value $0.01 per share. As of July 29, 2016, there were 20,229,014 shares of common stock issued and outstanding and no shares of preferred stock issued and outstanding. RLH’s 2006 Stock Incentive Plan authorizes the grant or issuance of various option and other awards including restricted stock units and other stock-based compensation for up to 2.0 million shares, subject to adjustments for stock splits, stock dividends and similar events. As of June 30, 2016, there were no shares of common stock available for issuance pursuant to future stock option grants or other awards under the 2006 Stock Incentive Plan. RLH’s 2015 Stock Incentive Plan authorizes the grant or issuance of various option and other awards including restricted stock units and other stock-based compensation for up to 1.4 million shares, subject to adjustments for stock splits, stock dividends and similar events. As of June 30, 2016, there were 556,244 shares of common stock available for issuance pursuant to future stock option grants or other awards under the 2015 Stock Incentive Plan. RLH maintains an employee stock purchase plan under which up to 300,000 shares of common stock are authorized for purchase by eligible employees at a 15% discount through payroll deductions. As of June 30, 2016, there was a warrant to purchase 442,533 shares of common stock. Except disclosed in this paragraph, as disclosed in RLH’s Form 10-Q for the quarterly period ended June 30, 2016 as filed with the SEC or as issued since June 30, 2016 under the 2015 Stock Incentive Plan from shares available for issuance, there are no other outstanding rights for purchase, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, calls, commitments, preemptive or other rights or agreements of any kind that obligate RLH to repurchase, redeem, acquire, issue or sell any shares of capital stock or other securities of RLH or any securities or obligations convertible or exchangeable into or exercisable for, or that give any Person a right to subscribe for or acquire, any securities of RLH, and no securities or obligations evidencing such rights are authorized, issued or outstanding.

5.4 No Conflicts; Consents. The execution, delivery and performance by each of RL Franchising and RL Canada of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of either RL Franchising and RL Canada; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to RL Franchising and RL Canada; or (c) require the consent, notice or other action by any Person under any Contract to which RL Franchising or RL Canada is a party. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to RL Franchising or RL Canada in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, except such consents, approvals, Permits, Governmental Orders, declarations, filings or notices which, in the aggregate, would not have a Material Adverse Effect.

5.5 Brokers. Except for CS Capital Advisors, LLC, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of RL Franchising or RL Canada.

5.6 Sufficiency of Funds. Buyer has sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Closing Cash Consideration and consummate the transactions contemplated by this Agreement.

5.7 Valid Issuance of Securities. The Closing Shares and any additional Shares that are being acquired by the Sellers hereunder, when issued in accordance with the terms of this Agreement, will be duly and validly issued, fully paid and non-assessable, will have been issued in compliance with applicable securities Laws or exemptions therefrom, will not be issued in violation of any preemptive rights of any stockholder of RLH or any other Person and shall be issued and delivered by RLH to TESI or the Seller Shareholders, pursuant to this Agreement free of any Encumbrance, subject to the restrictions set forth herein and applicable securities Laws.

5.8 Red Lion SEC Reports.

(a) Since June 30, 2015, RLH has filed all annual, quarterly and other reports, registration statements and definitive proxy statements required to be filed by RLH with the SEC (the “RL SEC Documents”). As of their respective filing dates, the RL SEC Documents complied in all material respects with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such RL SEC Documents.

(b) The financial statements of RLH included in the SEC Reports complied in all material respects with the requirements of section 13(a) or 15(d) of the Exchange Act and fairly presented, in all material respects, the financial condition and result of operations of the Company.

(c) RLH is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the NYSE.

(d) RLH maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. RLH has (i) designed disclosure controls and procedures to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to management of RLH and (ii) designed internal controls over financial reporting to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. As applicable, in connection with the SEC Reports, management of RLH has evaluated the effectiveness of RLH registrant’s disclosure controls and procedures, and presented in the SEC Report its conclusions about the effectiveness of RLH’s disclosure controls and procedures, as of the end of the period covered by such based on such evaluation. Management of RLH assessed the effectiveness of RLH’s internal control over financial reporting as of December 31, 2015, using the criteria established in Internal Control-Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COS”) and concluded that RLH has maintained effective internal control over financial reporting as of December 31, 2015, based on these criteria.

5.9 Legal Proceedings. There are no Actions pending or, to Buyer’s knowledge after due and reasonable inquiry by its executive officers, threatened verbally or in writing against or by RL Franchising or RL Canada or any Affiliate of RL Franchising or RL Canada that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise or serve as a basis for any such Action.

5.10 No Knowledge of Misrepresentation or Omission. No officer of Buyer has actual knowledge that the representations and warranties of Sellers made in this Agreement are inaccurate or untrue in any material respect (including any knowledge of material errors in or material omissions from the Schedules) or that any Seller is in breach of any agreement or covenant in this Agreement.

ARTICLE VI.

COVENANTS

6.1 Conduct of Business Prior to the Closing. From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by Buyer (which consent shall not be unreasonably withheld or delayed), the Sellers shall (x) conduct the Business in the ordinary course of business consistent with past practice; and (y) use commercially reasonable efforts to maintain and preserve intact its current Business organization, operations and franchise and to preserve the rights, franchises, goodwill and relationships of its employees, customers, franchisees, licensees, lenders, suppliers, regulators and others having relationships with the Business. Without limiting the foregoing, from the date hereof until the Closing Date, the Sellers shall:

(a) preserve and maintain all Permits required for and material to the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets;

(b) pay the debts, Taxes and other obligations of the Business when due;

(c) continue to collect Accounts Receivable in a manner consistent with past practice;

(d) use commercially reasonable efforts to maintain the properties and assets included in the Purchased Assets in the same condition as they were on the date of this Agreement, subject to reasonable wear and tear;

(e) continue in full force and effect without modification all Insurance Policies, except as required by applicable Law or in the ordinary course of business consistent with past practice;

(f) not materially breach any Assigned Contracts;

(g) maintain the Books and Records in all material respects in accordance with past practice;

(h) comply in all material respects with all Laws applicable to the conduct of the Business or the ownership and use of the Purchased Assets; and

(i) not take or permit any action that would cause any of the changes, events or conditions described in Section 4.6 to occur.

6.2 Access to Information. From the date hereof until the Closing, the Sellers shall (a) afford Buyer and its Representatives reasonable access to and the right to inspect all of the Leased Real Property, properties, assets, premises, Books and Records, Contracts and other documents and data related to the Business; and (b) furnish Buyer and its Representatives with such financial, operating and other data and information related to the Business as Buyer or any of its Representatives may reasonably request. Any investigation pursuant to this Section 6.2 shall:

(a) be at a time mutually agreed upon by Sellers during normal business hours;

(b) with respect to any of the Leased Real Property, not include any soil borings or other invasive testing, studies or inspections; and

(c) be conducted in such manner as not to interfere in any material manner with the conduct of the Business or any other businesses of the Sellers or any of their subtenants, guests, licensees or concessionaires.

6.3 No Solicitation of Other Bids.

(a) None of the Sellers shall, or shall authorize or permit any of its Affiliates or any of its or their Representatives to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. Each Seller shall immediately cease and cause to be terminated, and shall cause its Affiliates and all of its and their Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal. For purposes hereof, “Acquisition Proposal” means any inquiry, proposal or offer from any Person (other than Buyer or any of its Affiliates) relating to the direct or indirect disposition, whether by sale, merger or otherwise, of all or any portion of the Business or the Purchased Assets.

(b) In addition to the other obligations under this Section 6.3, the Sellers shall promptly (and in any event within three (3) Business Days after receipt thereof by any Seller or its Representatives) advise Buyer orally and in writing of any Acquisition Proposal, any request for information with respect to any Acquisition Proposal, or any inquiry with respect to or which would reasonably be expected to result in an Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the Person making the same.

(c) Each Seller agrees that the rights and remedies for noncompliance with this Section 6.3 shall include Buyer seeking specific performance with any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Buyer and that money damages would not provide an adequate remedy to Buyer.

6.4 Notice of Certain Events. From the date hereof until the Closing, the Sellers, upon obtaining Knowledge (which for this purpose shall be actual knowledge, without any duty of inquiry), shall promptly notify Buyer in writing of:

(a) any fact, circumstance, event or action the existence, occurrence or taking of which (i) has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (ii) has resulted in, or would reasonably be expected to result in, any representation or warranty made by the Sellers hereunder not being true and correct or (iii) has resulted in, or would reasonably be expected to result in, the failure of any of the conditions set forth in Section 7.2 to be satisfied;

(b) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(c) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

(d) any Actions commenced or threatened against, or audits, investigations or inquiries commenced or threatened against, relating to or involving or otherwise affecting the Business, the Purchased Assets or the Assumed Liabilities that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4.15(a) or that relates to the consummation of the transactions contemplated by this Agreement.

6.5 Employee Benefits and Transition.

(a) The Sellers shall terminate all employees, temporary employees, leased employees and/or Individual Contractors of the Sellers effective as of immediately prior to the Closing. The Sellers shall be responsible for and will discharge all obligations required by Law as well as pursuant to any agreement, policy, contract or understanding, resulting from the termination of the Sellers’ employees, temporary employees, leased employees and/or Individual Contractors on or prior to the Closing Date, including, but not limited to, severance pay, notice of termination, WARN Act related Liability (other than such Liability or obligations for any WARN Act related Liability due to any terminations by Buyer or other actions taken by Buyer occurring after the Closing Date with respect to a Continuing Employee), any and all benefits or claims, including, without limitation, wages, sick pay or vacation pay, overtime pay, pension/retirement benefits (statutory or otherwise), holiday and any bonuses (which the Sellers shall pay in a final payroll on or immediately after the Closing) accrued up to and including the close of business on the Closing Date. Sellers do not have any responsibility for unearned pay, benefits or other forms of payment that would not be earned or accrued as of the Closing Date. Seller further does not have any Liability with respect to severance pay in the event a qualifying change in control provision in an applicable Contract with an employee. For the avoidance of doubt, Buyer will not assume or continue, nor have any responsibility or Liability to any employee or independent contractor of the Sellers (whether or not such employee or independent contractor becomes an employee of Buyer) under or with respect to, any Seller Benefit Plan. The Sellers acknowledge that Buyer shall assume Liability under Part 6 of Title I of ERISA (“COBRA”) only to the extent required by COBRA and only in regard to those individuals determined by the Buyer at its sole discretion to be “M&A qualified beneficiaries” (as defined under section 54.4980B-9 of the IRS Treasury Regulations) of the asset sale contemplated in this Agreement, it being agreed and understood that the Sellers may maintain such Seller Benefit Plan through May 2017 as Sellers determine are reasonably necessary to enable it to offer COBRA benefits to those individuals determined by either Sellers or Buyer to be “M&A qualified beneficiaries.” Nevertheless, the Sellers further agree that the Sellers shall reimburse Buyer for any COBRA Costs associated with Buyer’s provision of required COBRA continuation coverage to such “M&A qualified beneficiaries.” COBRA Costs to be reimbursed by Sellers to Buyer shall be the difference between the COBRA premiums determined by Buyer in accordance with sections 4980B(f)(4)(B) and 4980(B)(f)(2)(C) of the Code and paid by “M&A qualified beneficiaries” to the Buyer (“COBRA Premiums”), and the actual benefit claims paid by the Buyer Benefit Plans on behalf of “M&A qualified beneficiaries.” Buyer shall determine COBRA Costs as of the six-month anniversary of Closing and each six-month period thereafter and shall invoice Sellers for any COBRA Costs due for the preceding period(s) until any COBRA Costs have been paid in full. Buyer shall deliver such invoices to Seller to be payable to Buyer within thirty (30) days of invoice date.

(b) Buyer has identified, in writing (the “Key Employee/Contractor List”), those employees and independent contractors of the Sellers to whom Buyer agrees prior to the Closing to offer employment or engagement effective as of the Closing, including certain employees or independent contractors who Sellers have identified as “key employees” or “key independent contractors,” in each case on the terms and conditions as further specified the Key Employee/Contractor List. Buyer does not have an obligation to offer employment to any other employees or independent contractors of the Sellers not set forth on the Key Employee/Contractor List. Each of the Sellers undertakes and agrees to use commercially reasonable efforts to effect retention of such employees and independent contractors designated in writing by Buyer. For purposes of this Agreement, each employee of a Seller who is offered and accepts employment with Buyer immediately following the Closing shall be considered a “Continuing Employee.” If an insufficient number of employees identified on the Key Employee/Contractor List elect to be Continuing Employees such that any WARN Act related Liability would be triggered, Buyer and Sellers agree to identify additional employees to be offered employment until the agreed upon number of Continuing Employees has been met. Notwithstanding anything to the contrary contained herein, Sellers shall have no Liability or obligations for any WARN Act related Liability due to any terminations by Buyer or other actions taken by Buyer occurring after the Closing Date with respect to a Continuing Employee.

(c) Each Continuing Employee shall be employed immediately following Closing with base wages and base salaries that are the same or substantially equivalent to the base wages and base salaries the Sellers provided to those employees immediately prior to Closing, or as further specified in the Key Employee/Contractor List, and for a period of up to one year unless otherwise agreed; provided, however, that such employment will be “at will” and may be terminated or modified by Buyer or by such employee at any time for any reason, including within the first year following Closing (subject to any written commitments to the contrary made by Buyer and an employee under any requirements under Law). Buyer assumes all Liability due to terminations or employment actions taken by Buyer after the Closing Date with respect to Continuing Employees. Except as provided in Schedule 2.8(j)(iii), nothing in this Agreement shall be deemed to prevent or restrict in any way the right of Buyer to terminate, reassign, promote or demote any of its employees after the Closing or to change adversely or favorably the title, powers, duties, responsibilities, functions, locations, salaries, other compensation, benefits or terms or conditions of employment of such employees, but Buyer assumes all Liabilities and obligations with respect to such changes or actions.

(d) With respect to each benefit plan, program, practice, policy or arrangement maintained by Buyer and in which any of the Continuing Employees become eligible to participate (the “Buyer Benefit Plan”), for purposes of determining eligibility to participate and vesting, service with any Seller shall be treated as service with Buyer and/or any of its applicable Affiliates; provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits or such service was not recognized by the applicable Seller. Buyer shall use commercially reasonable efforts to cause each of the applicable Buyer Benefit Plans to (i) waive all limitations as to pre-existing condition exclusions, evidence of insurability requirements and waiting periods with respect to participation and coverage requirements applicable to Continuing Employees under the Buyer Benefit Plans, except to the extent that such limitations, evidence of insurability or waiting periods were applicable to such Continuing Employee under a comparable Seller Benefit Plan, and (ii) give Continuing Employees and their eligible dependents credit under the Buyer Benefit Plans for amounts paid during the year in which the Closing occurs under a corresponding Seller Benefit Plan for purposes of satisfying any applicable deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the Buyer Benefit Plans.

(e) Pursuant to the “Alternative Procedure” provided in section 5 of Revenue Procedure 2004-53, 2004-34 I.R.B. 320 (i) Buyer and the Sellers shall report on a predecessor/successor basis as set forth therein, (ii) the Sellers shall be relieved from filing a Form W-2 with respect to the Continuing Employees and (iii) Buyer will file or cause to be filed a Form W-2 for each such Continuing

Employee for the year that includes the Closing Date (including that portion of the year that such employee was employed by a Seller). The Sellers will promptly provide to Buyer all payroll and employment related information in the possession of the Sellers and reasonably requested by Buyer with respect to each such Continuing Employee.

(f) The covenants and agreements set forth in this Section 6.5 shall survive the Closing.

(g) Buyer and the Sellers acknowledge and agree that all provisions contained in this Section 6.5 with respect to employees are included for the sole benefit of Buyer and the Sellers, and that nothing herein, whether express or implied, shall create any third party beneficiary or other rights in any other person, including, without limitation, any of the current or former employees, or any dependent or beneficiary thereof.

6.6 Confidentiality. From and after the Closing, the Sellers shall, and shall cause their Affiliates to, hold, and shall use their commercially reasonable efforts to cause their respective Representatives to hold, in confidence any and all information, whether written or oral, concerning the Business, except to the extent that the Sellers can show that such information (a) is generally available to and known by the public through no fault of any Seller, any of its Affiliates or their respective Representatives; or (b) is lawfully acquired by a Seller, any of its Affiliates or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If a Seller or any of its Affiliates or their respective Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, the Seller shall promptly notify Buyer in writing and shall disclose only that portion of such information which the Seller is advised by its counsel in writing is legally required to be disclosed.

6.7 Non-competition; Non-solicitation

(a) For a period of three (3) years commencing on the Closing Date (the “Restricted Period”), neither any Seller nor Moyle or Bloss (each, a “Restricted Party” and collectively, the “Restricted Parties”) shall directly or indirectly, (i) engage in or assist others in engaging in the Restricted Business in the Territory; (ii) have an interest in any Person that engages directly or indirectly in the Restricted Business in the Territory in any capacity, including as a partner, shareholder, member, employee, principal, agent, trustee or consultant; or (iii) cause, induce or solicit any material actual or prospective franchise, supplier or licensor of the Business (including any existing or former franchise of any Seller and any Person that becomes a franchise of the Business after the Closing), or any other Person who has a material business relationship with the Business, to terminate or adversely modify any such actual or prospective relationship. Notwithstanding the foregoing, (i) the Sellers or Moyle or Bloss may own, directly or indirectly, solely as an investment, securities of any Person if such Seller, directly or indirectly, owns five percent (5%) or less of any class of securities of such Person and (ii) as set forth on Schedule 6.7(a).

(b) During the Restricted Period, no Restricted Party shall, directly or indirectly, hire or solicit any person who is offered employment by Buyer pursuant to Section 6.5(b) or is or was employed in the Business within the prior twelve (12) months, or encourage any such employee to leave such employment, except pursuant to a general solicitation which is not directed specifically to any such employees; provided, that nothing in this Section 6.7(b) shall prevent any Seller or any of its Affiliates from soliciting or hiring (i) any employee whose employment has been terminated by Buyer or (ii) after 12 months from the date of termination of employment, any employee whose employment has been terminated by the employee.

(c) The Restricted Parties acknowledge that a breach or threatened breach of this Section 6.7 would give rise to irreparable harm to Buyer, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by any Seller of any such obligations, Buyer shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to seek equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond, subject to applicable Law).

(d) The Restricted Parties acknowledge that the restrictions contained in this Section 6.7 are reasonable and necessary to protect the legitimate interests of Buyer and constitute a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 6.7 should ever be adjudicated to exceed the time, geographic, product or service or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service or other limitations permitted by applicable Law. The covenants contained in this Section 6.7 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction. Nothing contained in this Section 6.7 applies to, or limits, the manner in which work is performed by Sellers for Buyer after Closing.

6.8 Governmental Approvals and Consents

(a) Each party hereto shall, as promptly as possible, (i) make, or cause or be made, all filings and submissions required under any Law applicable to such party or any of its Affiliates; and (ii) use commercially reasonable efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement and the other Transaction Documents. Each party hereto shall cooperate fully with the other parties and their Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals. The parties hereto shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals.

(b) The Sellers shall use commercially reasonable efforts to give all notices to, and obtain all consents from, all third parties that are described on Schedule 4.3.

(c) Without limiting the generality of the parties’ undertakings pursuant to subsections (a) and (b) above, each of the parties hereto shall use all commercially reasonable efforts to:

(i) respond to any inquiries by any Governmental Authority regarding antitrust or other matters with respect to the transactions contemplated by this Agreement or any other Transaction Document;

(ii) avoid the imposition of any order or the taking of any action that would restrain, alter or enjoin the transactions contemplated by this Agreement or any other Transaction Document; and

(iii) in the event any Governmental Order adversely affecting the ability of the parties to consummate the transactions contemplated by this Agreement or any other Transaction Document has been issued, to have such Governmental Order vacated or lifted.

(d) All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of any party before any Governmental Authority or the staff or regulators of any Governmental Authority, in connection with the transactions contemplated hereunder (but, for the avoidance of doubt, not including any interactions between the Sellers or Buyer with Governmental Authorities in the ordinary course of business, any disclosure which is not permitted by Law or any disclosure containing confidential information) shall be disclosed to the other parties hereunder in advance of any filing, submission or attendance, it being the intent that the parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals. Each party hereto shall give notice to the other parties with respect to any meeting, discussion, appearance or contact with any Governmental Authority or the staff or regulators of any Governmental Authority, with such notice being sufficient to provide the other parties with the opportunity to attend and participate in such meeting, discussion, appearance or contact.

(e) Notwithstanding the foregoing, nothing in this Section 6.8 shall require, or be construed to require, Buyer or any of its Affiliates to agree to (i) sell, hold, divest, discontinue or limit, before or after the Closing Date, any assets, businesses or interests of Buyer or any of its Affiliates; (ii) any conditions relating to, or changes or restrictions in, the operations of any such assets, businesses or interests which, in either case, would reasonably be expected to result in a Material Adverse Effect or materially and adversely impact the economic or business benefits to Buyer of the transactions contemplated by this Agreement and the other Transaction Documents; or (iii) any material modification or waiver of the terms and conditions of this Agreement.

6.9 Books and Records.

(a) In order to facilitate the resolution of any claims made against or incurred by any Seller prior to the Closing, or for any other reasonable purpose, for a period of six (6) years after the Closing, Buyer shall:

(i) retain the Books and Records (including personnel files) relating to periods prior to the Closing in a manner reasonably consistent with the prior practices of the Sellers; and

(ii) upon reasonable notice, afford the Sellers’ Representatives reasonable access (including the right to make, at the Sellers’ expense, photocopies), during normal business hours, to such Books and Records.

(b) In order to facilitate the resolution of any claims made by or against or incurred by Buyer after the Closing, or for any other reasonable purpose, for a period of six (6) years following the Closing, the Sellers shall:

(i) retain the books and records (including personnel files) of the Sellers which relate to the Business and its operations for periods prior to the Closing, including books of account, ledgers and general, financial and accounting records; and

(ii) upon reasonable notice, afford the Buyer’s Representatives reasonable access (including the right to make, at Buyer’s expense, photocopies), during normal business hours, to such books and records.

(c) Neither Buyer nor the Sellers shall be obligated to provide the other with access to any books or records (including personnel files) pursuant to this Section 6.9 where such access would violate any Law.

6.10 Closing Conditions From the date hereof until the Closing, each party hereto shall use commercially reasonable efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in ARTICLE VII hereof.

6.11 Public Announcements. Unless otherwise required by applicable Law or stock exchange requirements (based upon the reasonable advice of counsel), no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other parties (which consent shall not be unreasonably withheld or delayed), and the parties shall cooperate as to the timing and contents of any such announcement.

6.12 Bulk Sales Laws. The parties hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Buyer; it being understood that any Liabilities arising out of the failure of the Sellers to comply with the requirements and provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction which would not otherwise constitute Assumed Liabilities shall be treated as Excluded Liabilities.

6.13 Receivables. From and after the Closing, if the Sellers or any of their Affiliates receives or collects any funds relating to any Accounts Receivable or any other Purchased Asset, the Sellers or their Affiliate shall remit such funds to Buyer within five (5) Business Days after its receipt thereof. From and after the Closing, if Buyer or its Affiliate receives or collects any funds relating to any Excluded Asset, Buyer or its Affiliate shall remit any such funds to Seller within five (5) Business Days after its receipt thereof.

6.14 Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the other Transaction Documents (including any real property transfer Tax and any other similar Tax) shall be borne and paid fifty percent (50%) by the Sellers, on the one hand, and fifty percent (50%) by the Buyer, on the other hand, when due. The Sellers shall, at their own expense but subject to reimbursement by Buyer for one-half of such expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Buyer shall cooperate with respect thereto as necessary).

6.15 Tax Clearance Certificates. If requested by Buyer, the Sellers shall notify all of the taxing authorities in the jurisdictions that impose Taxes on the Sellers or where any Seller has a duty to file Tax Returns of the transactions contemplated by this Agreement in the form and manner required by such taxing authorities, if the failure to make such notifications or receive any available tax clearance certificate (a “Tax Clearance Certificate”) could subject the Buyer to any Taxes of the Sellers. If any taxing authority asserts that the Sellers are liable for any Tax, the Sellers shall promptly pay any and all such amounts and shall provide evidence to the Buyer that such liabilities have been paid in full or otherwise satisfied.

6.16 Straddle Periods. All property and ad valorem taxes and assessments on the Purchased Assets for any Straddle Tax Period shall be prorated between Buyer, on the one hand, and the Sellers, on the other hand, as of the close of business on the Closing Date based on the best information then available, with (a) the Sellers being liable for such Taxes attributable to any portion of a Straddle Tax Period ending on or prior to the Closing Date and such Taxes shall be allocable to the Pre-Closing Tax Period and (b) Buyer being liable for such Taxes attributable to any portion of a Straddle Tax Period beginning after the Closing Date. Information available after the Closing Date that alters the amount of property taxes due with respect to the Straddle Tax Period will be taken into account and any change in the amount of such taxes shall be prorated between Buyer and the Sellers. All prorations under this Section 6.16 shall be allocated so that items relating to the portion of a Straddle Period ending on or prior to the Closing Date shall be allocated to the Sellers based upon the number of days in the Straddle Tax Period on or prior to the Closing Date and items related to the portion of a Straddle Tax Period beginning after the Closing Date shall be allocated to Buyer based upon the number of days in the Straddle Tax Period after the Closing Date. The amount of all such prorations shall, if able to be calculated on or prior to the Closing Date, be paid on the Closing Date or, if not able to be calculated on or prior to the Closing Date, be calculated and paid as soon as practicable thereafter.

6.17 Registration of Shares.

(a) TESI shall execute and shall cause Moyle, Bloss and each other equity holder of TESI receiving stock consideration as a distribution from TESI (each a “Seller Shareholder”) to execute a Lock-Up Agreement with respect to any Shares issued to him or it (collectively, the “Lock-Up Shares”), consistent with the following terms: (i) during (x) with respect to Moyle or Bloss, the twelve (12) month period from the date that such Shares are issuable by RLH or (y) with respect to TESI or any Seller Shareholder other than Moyle or Bloss, the six (6) month period from the date that such Shares are issuable by RLH as a result of the payment of a portion of the Consideration in the form of Shares pursuant to Section 2.5(b) or the payment of the Additional Consideration in the form of Shares pursuant to Section 2.8(d) (each such period herein referred to as an “Initial Period”), each of TESI and any Seller Shareholder shall not, directly or indirectly, through an “affiliate” or “associate” (as such terms are defined in the General Rules and Regulations under the Securities Act), or otherwise, offer, sell, pledge, hypothecate, lend, grant an option, right or warrant for sale, purchase any option, warrant or contract to sell, or otherwise dispose of, or transfer or grant any rights with respect to any of the Lock-Up Shares (or any shares acquired by TESI or a Seller Shareholder pursuant to a stock split, stock dividend, reverse stock split, subdivision, combination, reclassification or similar change in the capital structure of RLH (each an “Adjustment” and such shares “Adjustment Shares”) affecting the Lock-Up Shares (the Adjustment Shares, together with the Lock-Up Shares, the “Securities”)) in any manner either privately or publicly, or enter into any agreement or any transaction that has the effect of transferring, in whole or in part, directly or indirectly, the economic consequence of ownership of the Securities, whether any such agreement or transaction is to be settled by delivery of the Securities or otherwise. The Lock-Up Agreement will further provide that TESI and each Seller Shareholder shall not publicly disclose an intention to do any of the foregoing. Notwithstanding the foregoing, the provisions of any Lock-Up Agreement entered into by TESI and a Seller Shareholder shall immediately terminate and be unenforceable (1) upon the death of such Seller Shareholder, if an individual, or (2) in the event all or substantially all of the Purchased Assets acquired pursuant to this Agreement, or a majority of the common stock of RL Franchising, are sold to a third party purchaser by RLH and/or any of its Affiliates, as applicable. Sellers have delivered to Buyer a list of the equity holders of TESI.

(b) Not less than sixty (60) days prior to the expiration of an Initial Period, RLH agrees to file with the SEC a registration statement under the Securities Act (a “Registration Statement”), and make any filings with state securities agencies reasonably requested of it, with respect to the Shares issued as a result of the payment of a portion of the Consideration in the form of Shares pursuant to Section 2.5(b) or the payment of the Additional Consideration in the form of Shares pursuant to Section 2.8(d), plus in either case any Adjustment Shares. Once the SEC declares the Registration Statement to be effective, RLH shall use commercially reasonable efforts to file any amendments or supplements necessary to permit a resale by TESI or a Seller Shareholder by the first Business Day following the expiration of the Initial Period or as soon as practicable thereafter. All expenses in connection with the preparation of such Registration Statement (other than the expenses of counsel for TESI and any Seller Shareholder) shall be borne by RLH. RLH shall indemnify and hold harmless TESI and the Seller Shareholder in connection with any such registration from and against any and all Losses caused by (a) any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, prospectus, offering circular or other document relating to the Shares issued to TESI or the Seller Shareholder hereunder, or any omission or alleged omission to state a material fact required to be stated in order to make the statements therein not misleading, or (b) any violation (or alleged violation) by RLH of the Securities Act, the Exchange Act, or any Law in connection with the Registration Statement. TESI or the Seller Shareholder, as applicable, shall indemnify and hold RLH harmless from and against any and all Losses caused by any untrue statement or alleged untrue statement of a material fact contained in any information provided by TESI or the Seller Shareholder (or its Affiliates or Representatives) for inclusion in such Registration Statement, prospectus, offering circular or other document relating to the Shares issued to TESI or the Seller Shareholder hereunder, or any omission or alleged omission to state a material fact required to be stated by TESI or the Seller Shareholder in order to make the information so provided not misleading; provided, that TESI or the Seller Shareholder shall not be liable in any such case to the extent that it has furnished in writing to RLH prior to the date of the Registration Statement, prospectus, offering circular or other document information which corrected or made not misleading the information previously furnished by TESI or the Seller Shareholder, and RLH failed to update such information. Notwithstanding the foregoing, (i) TESI and the Seller Shareholder shall have no “piggyback” registration or similar rights as to any Shares and (ii) RLH shall not be obligated to include in any registration statement filed in accordance with this section any Shares that may be sold pursuant to Rule 144 of the Securities Act.

6.18 NYSE Listing. Buyer shall cause RLH to use commercially reasonable efforts to obtain approval of its listing application to have the shares issued hereunder listed on the NYSE.

6.19 Use of Corporate Names. The Sellers acknowledge that, after the Closing, the Buyer intends to operate the Business under the corporate names of the Sellers and/or variations thereof. Immediately after the Closing Date, each Seller shall take all steps necessary to change its corporate name permanently to names sufficiently dissimilar from “Vantage” and the other Vantage Brands so as not to confuse the public in the reasonable judgment of the Buyer. None of the Sellers (or their respective successors or Affiliates) shall, directly or indirectly, thereafter use as its name or trade name any name which is substantially similar to “Vantage” or any other Vantage Brand such that the use of the name would be reasonably expected to be confusing to the public. Notwithstanding any provision of this Agreement to the contrary, “Vantage Insurance Services, Inc.” and the Vantage Ranch charitable organization/project may continue to use the “Vantage” name.

6.20 Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the other Transaction Documents.

6.21 FDDs. Subject to timely cooperation by Continuing Employees, including gathering required information, Buyer (a) will prepare and file FDDs for those states that require registration for the Lexington Hotel, Jameson Inns, Country Hearth Inns and America’s Best Value Inn brands (and such notice filings, applications, and other documentation that may be required by non-registration states) in a commercially reasonable time frame but not more than one hundred and twenty (120) days following Closing; (b) will prepare and file FDDs for those states that require registration for the Signature Inn brand (and such notice filings, applications, and other documentation that may be required by non-registration states) in a commercially reasonable time frame but within such time frame as reasonably calculated to relaunch the Signature Inn brand at the annual conference of the Asian American Hotel Owners Association in April 2017; (c) will promptly supply to any applicable Governmental Authority any additional information and documentary materials that may be requested by such Governmental Authority in connection with the FDDs; and (d) will prepare and file appropriate franchise registration documentation in the provinces of Canada that require registration for the Canadas Best Value Inn and Lexington Hotel brands within ninety (90) days of finalizing the FDDs under subsection (a) above.

6.22 Post-Closing Accounts Receivable. Sellers shall promptly forward to RL Franchising any and all proceeds from accounts receivable or other payments relating to the Business that are received by Sellers or their Affiliates following the Closing Date. Sellers shall remit all such payments to RL Franchising by wire transfer no less frequently than every other Friday. Buyer shall promptly forward to TESI any and all proceeds from accounts receivable or other payments relating to any Excluded Assets that are received by Buyer or their Affiliates following the Closing Date. Buyer shall remit all such payments to TESI by wire transfer no less frequently than every other Friday. Upon request after the Closing, Sellers shall provide RL Franchising visual read-only online access to Sellers’ bank account records to confirm compliance with this Section 6.22.

ARTICLE VII.

CONDITIONS TO CLOSING

7.1 Conditions to Obligations of All Parties. The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following condition:

(a) No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions.

(b) No Action shall have been commenced against Buyer or the Sellers, which would prevent the Closing. No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any transaction contemplated hereby.

7.2 Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Buyer’s waiver, at or prior to the Closing, of each of the following conditions:

(a) The representations and warranties of the Sellers contained in this Agreement shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date).

(b) The Sellers shall have duly performed and complied in all material respects with all agreements and covenants required by this Agreement and each of the other Transaction Documents to be performed or complied with by it prior to or on the Closing Date.

(c) All approvals, consents and waivers that are listed on Schedule 4.3 shall have been received, and executed counterparts thereof shall have been delivered to Buyer at or prior to the Closing.

(d) From the date of this Agreement, there shall not have occurred any Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, would reasonably be expected to result in a Material Adverse Effect;

(e) There shall not have occurred a greater than three percent (3%) decrease in the Room Count between Interim Franchise Agreement List and the updated list to be provided at Closing pursuant to Section 2.8(c);

(f) The Sellers shall have delivered to Buyer duly executed counterparts to the Transaction Documents (other than this Agreement) and such other documents and deliveries set forth in Section 3.2(a).

(g) The Sellers shall have (i) delivered to Buyer executed payoff letters with respect to all Encumbrances relating to the Purchased Assets, other than Permitted Encumbrances or (ii) caused such Encumbrances to be released.

(h) Buyer shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of each Seller, that each of the conditions set forth in Section 7.2(a) and Section 7.2(b) has been satisfied (the “Sellers’ Closing Certificate”).

(i) Buyer shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of each Seller certifying (1) copies of the certificate of incorporation, by-laws, certificate of formation, operating agreement or other organizational documents of such Seller; (2) copies of all resolutions adopted by the board of directors, board of managers and/or equity holders of such Seller authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby; and (3) the names and signatures of the officers of each Seller authorized to sign this Agreement, the Transaction Documents and the other documents to be delivered hereunder and thereunder.

(j) Buyer shall have received a certificate pursuant to Treasury Regulations Section 1.1445-2(b) with respect to each Seller organized under the laws of the State of Florida (collectively, the “FIRPTA Certificates”) certifying that each such Seller is not a foreign person within the meaning of Section 1445 of the Code duly executed by each Seller.

(k) The Sellers shall have delivered to Buyer such other documents or instruments as Buyer reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

7.3 Conditions to Obligations of Sellers. The obligations of the Sellers to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or the Sellers’ waiver, at or prior to the Closing, of each of the following conditions:

(a) The representations and warranties of Buyer contained in this Agreement shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date).

(b) Buyer shall have duly performed and complied in all material respects with all agreements and covenants required by this Agreement and each of the other Transaction Documents to be performed or complied with by it prior to or on the Closing Date.

(c) Buyer shall have delivered to the Sellers duly executed counterparts to the Transaction Documents (other than this Agreement) and such other documents and deliveries set forth in Section 3.2(b).

(d) Buyer shall have delivered the Escrow Amount to the Escrow Agent pursuant to Section 3.2(c).

(e) The Sellers shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Buyer, that each of the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied (the “Buyer Closing Certificate”).

(f) The Sellers shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying (1) copies of the certificate of incorporation and by-laws; (2) copies of all resolutions adopted by the board of directors of Buyer authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby; and (3) the names and signatures of the officers of Buyer authorized to sign this Agreement, the Transaction Documents and the other documents to be delivered hereunder and thereunder.

(g) RLH shall have executed and delivered the guarantee with respect to Buyer’s obligations under this Agreement in the form agreed by RLH and Sellers.

(h) Buyer shall have delivered to the Sellers such other documents or instruments as the Sellers reasonably request and are reasonably necessary to consummate the transactions contemplated by this Agreement.

ARTICLE VIII.

INDEMNIFICATION

8.1 Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is twelve (12) months from the Closing Date; provided, that the representations and warranties in (i) Section 4.1 (Organization and Qualification of Sellers), Section 4.2 (Authority of Sellers), Section 4.8 (Title to Purchased Assets), Section 4.24 (Brokers), Section 5.1 (Organization of Buyer), Section 5.2 (Authorization of Buyer) and Section 5.5 (Brokers) (collectively, the “Fundamental Representations”) shall survive for six (6) years following the Closing Date and (ii) Section 4.18 (Employee Benefits Matters), and Section 4.20 (Taxes) shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus sixty (60) days. All covenants and agreements of the parties contained herein shall survive the Closing indefinitely or for the period explicitly specified therein. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved; provided, however, that such claim(s) is being diligently prosecuted. Any survival period above shall not affect survival periods under the R&W Policy.

8.2 Indemnification By Sellers. Subject to the other terms and conditions of this ARTICLE VIII, the Sellers shall, jointly and severally, indemnify, defend and hold harmless Buyer and its Affiliates and their respective Representatives (collectively, the “Buyer Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees to the extent arising out of or resulting from:

(a) any inaccuracy in or breach of any of the representations or warranties of the Sellers contained in this Agreement, the other Transaction Documents or in any certificate or instrument delivered by or on behalf of a Seller pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by a Seller pursuant to this Agreement or any other Transaction Document delivered by or on behalf of a Seller pursuant to this Agreement;

(c) any Transaction Expenses which have not been (i) paid prior to the Closing or (ii) deducted from the portion of the Consideration paid at Closing pursuant to Section 2.6(b)(ii);

(d) any Excluded Asset or any Excluded Liability; and/or

(e) the assertion of any Liability as a result of non-compliance by any Seller or Buyer with the bulk sales or transfers laws of any jurisdiction, except to the extent arising as a result of Buyer’s failure to pay any Assumed Liability.

8.3 Indemnification By Buyer. Subject to the other terms and conditions of this ARTICLE VIII, RL Franchising and RL Canada shall jointly and severally indemnify and defend each of the Sellers, their Affiliates and their respective Representatives (collectively, the “Seller Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees to the extent arising out of or resulting from:

(a) any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement or in any certificate or instrument delivered by or on behalf of Buyer pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement; and/or

(c) any Assumed Liability.

8.4 Certain Limitations. The indemnification provided for in Section 8.2 and Section 8.3 shall be subject to the following limitations:

(a) Sellers Limitations. The Sellers shall not be liable to the Buyer Indemnitees for indemnification under Section 8.2(a) until the aggregate amount of all Losses in respect of indemnification under Section 8.2(a) exceeds $250,000 (the “Basket”), and then only to the extent such Losses exceed the Basket. The aggregate amount of all Losses for which the Sellers shall be liable pursuant to Section 8.2(a) shall not exceed $250,000 (the “Cap”); provided, that the Buyer Indemnitees shall be entitled to seek recovery for any Losses in excess of the Cap from the R&W Policy.

(b) Buyer Limitations. Buyer shall not be liable to the Seller Indemnitees for indemnification under Section 8.3(a) until the aggregate amount of all Losses in respect of indemnification under Section 8.3(a) exceeds the Basket, and then only to the extent such Losses exceed the Basket. The aggregate amount of all Losses for which Buyer shall be liable pursuant to Section 8.3(a) shall not exceed the Cap.

(c) Fundamental Representations; Fraud. Notwithstanding the foregoing, the limitations set forth in Section 8.4(a) and Section 8.4(b) shall not apply to Losses based upon, arising out of, with respect to or by reason of (i) any inaccuracy in or breach of any representation or warranty in the Fundamental Representations or (ii) fraud; provided, however, that the aggregate liability for indemnification under Section 8.2(a) or Section 8.3(a) of any Indemnifying Party pursuant to this Agreement, except in the case of fraud, shall under no circumstances exceed the value of the Consideration set forth in Section 2.5(a) and Section 2.5(b), in the aggregate, measured as of the Closing Date, plus the Additional Consideration actually paid under Section 2.8.

(d) Materiality. For purposes of determining the amount of any Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees pursuant to Section 8.2(a), the amount of such Losses will be determined without regard for any “materiality” qualifiers, such as “in all respects,” “material” and “Material Adverse Effect.”

(e) No Duplication; Mitigation. In calculating amounts payable to an Indemnified Party hereunder, the amount of any indemnified Loss shall be determined without duplication of such Loss for which an indemnification claim has already been made under any other representation, warranty, covenant or agreement. An Indemnified Party shall be obligated to take all commercially reasonable steps to mitigate any Loss for which indemnification is sought hereunder upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto.

(f) Further Limitations.

(i) The amount of any Loss for which indemnification is provided under Section 8.2 or Section 8.3 shall be net of any actual cash payments, setoffs or cash recoupment of any payments (including insurance proceeds or any indemnity, contribution or other similar payments (other than from any self-insurance programs)), in each case actually received, realized or retained by the Indemnified Party as a result of any event giving rise to a claim for such indemnification (net of costs, expenses and Taxes incurred in obtaining any such payment, recoupment or setoff); provided that the amount deemed to be recovered under insurance policies will also be net of the deductible for such policies and any increase in the premium (and retro-premium adjustments) for such policies to the extent arising out of or in connection with such Losses. The Indemnified Party may, in its sole discretion, and shall not be required to, file a claim with, and, if such a claim is filed, use all reasonable commercial efforts to obtain indemnification from, its insurers with respect to any Losses with respect to which it seeks indemnification hereunder to the extent that such Losses are covered or can reasonably be expected to be covered by an insurance policy in favor of the Indemnified Party, or by which the Indemnified Party benefits. If any such actual cash payments, setoffs or cash recoupment of any payments are received by an Indemnified Party with respect to any Losses after the Indemnifying Party made a payment hereunder to the Indemnified Party with respect thereto, then the Indemnified Party shall promptly pay to the Indemnifying Party the amount (less any expenses and Taxes incurred in obtaining any such payments, setoffs or recoupments) of any payments, setoffs or recoupments so received or retained (up to the amount of the Indemnifying Party’s prior payment to the Indemnified Party related thereto).

(ii) Indemnification for Losses hereunder shall be paid on a dollar for dollar basis and in such a manner that there is no duplicate compensation therefor.

(iii) Sellers and Buyer each acknowledge and agree that, with respect to Losses attributable to or resulting from a claim for breach of, or inaccuracy in, any of the General Representations, if there is no coverage provided under the R&W Policy, or if coverage under the R&W Policy is denied, then none of the Sellers shall be liable to Buyer for, and the Buyer Indemnitees shall have no further recourse against any Sellers with respect to, any such Losses in excess of the Cap. Subject to the limitations contained in this ARTICLE VIII, any claims for indemnification by the Buyer Indemnitees against Sellers hereunder shall be satisfied (A) first out of the Escrow Account, (B) second, from Sellers up to the Cap, (C) third, with respect to Losses under Section 8.2(a), out of the R&W Policy and (D) fourth (other than Losses attributable to or resulting from a claim for breach of, or inaccuracy in any of the General Representations from Sellers. Sellers and Buyer each further acknowledge and agree that the denial of any claim by any Buyer Indemnitee under the R&W Policy shall not be construed as, or used as evidence that, such Buyer Indemnitee is not entitled to indemnification under this ARTICLE VIII on the terms and conditions of this ARTICLE VIII which, for greater certainty, shall not be affected by any such denial of coverage. The parties hereto acknowledge and agree that the provisions contained in this ARTICLE VIII (including the limitations on liability set forth herein) are an integral part of the transaction contemplated by this Agreement, and that, without these agreements, such parties would not enter into this Agreement.

8.5 Indemnification Procedures. The party making a claim under this ARTICLE VIII is referred to as the “Indemnified Party,” and the party against whom such claims are asserted under this ARTICLE VIII is referred to as the “Indemnifying Party.”

(a) Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party shall have been prejudiced as a result of such failure. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, that if the Indemnifying Party is a Seller, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third Party Claim (x) that seeks, as principal relief, an injunction or other equitable relief against the Indemnified Party or (y) the assumption of which, by the Indemnifying Party, would be inappropriate due to an actual or potential conflict of interest. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 8.5(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if in the reasonable opinion of counsel to the Indemnified Party, there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required. If the Indemnifying Party elects not to compromise or defend such Third Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to reasonably defend such Third Party Claim, the Indemnified Party may, subject to Section 8.5(b), pay, compromise, defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. The Sellers and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available (subject to the provisions of Section 6.6) records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

(b) Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 8.5(b). If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten (10) days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 8.5(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

(c) Direct Claims. Any claim by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party shall have been prejudiced by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Indemnified Party’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such 30 day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

8.6 Payments. Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this ARTICLE VIII, the Indemnifying Party shall satisfy its obligations within fifteen (15) Business Days of such final, non-appealable adjudication by wire transfer of immediately available funds.

8.7 Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Consideration for Tax purposes, unless otherwise required by Law.

8.8 Right of Set-Off. In the event Buyer suffers any Loss for which the Sellers are obligated to indemnify Buyer hereunder, and the Sellers for any reason fail or refuse to pay the same, Buyer shall have as the means of recovery for any Loss (in addition to any other remedies at law or in equity), the right to set-off against the First Year Earn-Out and the Second Year Earn-Out. In each instance, Buyer shall notify the Sellers in writing of Buyer’s intention to exercise its rights under this Section 8.8 and the amount requested to be set-off (the “Set-off Funds”) . Within thirty (30) days following such notice, the Sellers, by written notice, shall (i) approve Buyer’s right to the immediate set-off against the First Year Earn-Out or Second-Year Earn Out, as applicable, for the entire amount of the Set-off Funds, (ii) direct Buyer to deposit the Set-off Funds with the Escrow Agent to be held in escrow pursuant to an agreement in substantially the same form as the Escrow Agreement, or (iii) a combination of items (i) and (ii) for which the sum of the immediate set-off under (i) and escrowed set-off under (ii) equals the Set-off Funds. In the event that notice is not provided within such 30-day period, Buyer shall be entitled to set-off of the Set-off Funds pursuant to subsection (i). For the avoidance of doubt, the balance of the First Year Earn-out and/or Second Year Earn-Out, less any applicable Set-off Funds, shall be payable to TESI in accordance with Section 2.8.

8.9 Recovery Against R&W Policy. Nothing in this ARTICLE VIII shall be deemed to limit any rights of Buyer as against any insurer under the R&W Policy. The claims period and limits under the R&W Policy may differ from the terms hereof solely for purposes of administering such R&W Policy, and shall have no effect upon the obligations of the Sellers hereunder. Notwithstanding anything to the contrary contained in this Agreement:

(a) Buyer shall use commercially reasonable efforts to recover under or proceed against the R&W Policy with respect to a breach of a representation or warranty of any Seller contained herein or otherwise;

(b) each of the Sellers, on behalf of itself, its Affiliates and Representatives, hereby waives any rights of contribution or subrogation or any other right to proceed, or to compel Buyer to proceed, against the R&W Policy insurer with respect to any Losses; and

(c) the Sellers shall not be entitled to assert any claims for coverage under the R&W Policy.

8.10 Effect of Investigation. The representations, warranties and covenants of the Indemnifying Party, and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives) or by reason of the fact that the Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate or by reason of the Indemnified Party’s waiver of any condition set forth in Section 7.2 or Section 7.3, as the case may be.

8.11 Exclusive Remedies. Subject to Section 6.7 and Section 10.11, the parties hereto acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud, criminal activity or willful misconduct on the part of a party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this ARTICLE VIII. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this ARTICLE VIII. Nothing in this Section 8.11 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any party’s fraudulent, criminal or intentional misconduct. The parties hereto acknowledge and agree that the provisions contained in this ARTICLE VIII (including the limitations on liability set forth herein) are an integral part of the transaction contemplated hereby, and that, without these agreements, such parties would not enter into this Agreement.

8.12 No Implied Representations. Buyer acknowledges that Buyer has not entered into this Agreement based upon any representation, warranty, agreement, statement or expression of opinion by any Seller or Seller Representative as to the Purchased Assets or the status or condition of the Purchased Assets (other than the representations and warranties specifically set forth in ARTICLE IV).

ARTICLE IX.

TERMINATION

9.1 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by the mutual written consent of the Sellers and Buyer;

(b) by Buyer by written notice to the Sellers if:

(i) Buyer is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by a Seller pursuant to this Agreement that would give rise to the failure of any of the conditions specified in ARTICLE VII and such breach, inaccuracy or failure has not been cured by such Seller by October 31, 2016; or

(ii) any of the conditions set forth in Section 7.1 or Section 7.2 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by October 31, 2016, unless such failure shall be due to the failure of Buyer to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;

(c) by the Sellers by written notice to Buyer if:

(i) the Sellers are not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in ARTICLE VII and such breach, inaccuracy or failure has not been cured by Buyer by October 31, 2016; or

(ii) any of the conditions set forth in Section 7.1 or Section 7.3 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by October 31, 2016, unless such failure shall be due to the failure of the Sellers to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or

(d) by Buyer or the Sellers in the event that (i) there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or (ii) any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable.

9.2 Effect of Termination. In the event of the termination of this Agreement in accordance with this Article, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except:

(a) as set forth in this ARTICLE IX and Section 6.6 and ARTICLE X hereof; and

(b) that nothing herein shall relieve a defaulting or breaching party from any Liability resulting from any default or breach hereof.

ARTICLE X.

MISCELLANEOUS

10.1 Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

10.2 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third (3rd) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.2):

If to a Seller:	Vantage Hospitality Group, Inc.
3300 N. University Drive, Suite 500
Coral Springs, FL 33065
Facsimile: 954.575.8275
E-mail: bmoyle@vantagaehospitality.com
Attention: Bernard T. Moyle, COO and CFO

with a copy to:	Akerman LLP
Three Brickell City Centre
98 Southeast Seventh Street, Suite 1100
Miami, FL 33131
Facsimile: 305.349.4762
E-mail: martin.burkett@akerman.com
Attention: Martin G. Burkett, Esq.

If to Buyer:	Red Lion Hotels Franchising, Inc.
201 West North River Drive, Suite 100
Spokane, WA 99201
Facsimile: 509.325.7324
E-mail: tom.mckeirnan@redlion.com
Attention: Tom McKeirnan, General Counsel

with a copy to:	Duane Morris LLP
30 South 17th Street
Philadelphia, PA 19103
Facsimile: 215.689.1982
E-mail: rlcohen@duanemorris.com
Attention: Richard L. Cohen, Esq.

10.3 Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation,” (b) the word “or” is not exclusive, (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole and (d) except where otherwise explicitly set forth in this Agreement, the use of the terms “threat,” “threaten,” or “threatened” shall in all cases herein mean “written threat,” “threaten in writing,” or “threatened in writing.” Unless the context otherwise requires, references herein: (x) to Articles, Sections, Schedules and Exhibits mean the Articles and Sections of, and Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof; and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

10.4 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

10.5 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Except as provided in Section 6.7(d), upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

10.6 Entire Agreement. This Agreement and the other Transaction Documents constitute the sole and entire agreement of the parties hereto with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the other Transaction Documents, the Exhibits and Schedules (other than an exception expressly set forth as such in the Schedules), the statements in the body of this Agreement will control.

10.7 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. No party may assign its rights or obligations hereunder without the prior written consent of the other parties, which consent shall not be unreasonably withheld or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder.

10.8 No Third-Party Beneficiaries. Except as provided in ARTICLE VIII, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

10.9 Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

10.10 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction).

(b) ANY ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF DELAWARE IN EACH CASE LOCATED IN THE CITY OF WILMINGTON AND COUNTY OF NEW CASTLE COUNTY, AND EACH PARTY HERETO IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS,

SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c) EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.10(c).

10.11 Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to seek specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

10.12 Prevailing Party Fees. In the event of a dispute arising under this Agreement or any Transaction Documents, whether or not a lawsuit or other proceeding is filed, the prevailing party shall be entitled to recover its attorneys’ fees, costs and expenses, including those incurred in any appellate proceeding or in the process of determining the amount of such fees, or in collection or enforcement of any judgment, award or the like, from the non-prevailing party.

10.13 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

10.14 Time of Essence. Except as otherwise expressly set forth herein, with regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

SIGNATURE PAGES FOLLOW

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

RED LION HOTELS FRANCHISING, INC.

By:	/s/ Thomas L. McKeirnan
Name:	Thomas L. McKiernan
Title:	Executive Vice President, General Counsel

RED LION HOTELS CANADA FRANCHISING, INC.

By:	/s/ Thomas L. McKeirnan
Name:	Thomas L. McKiernan
Title:	Executive Vice President, General Counsel

Signature Page to Asset Purchase Agreement

THIRTY-EIGHT STREET, INC.

By:	/s/ Roger J. Bloss
Name:	Roger J. Bloss
Title:	President and CEO

VANTAGE HOSPITALITY GROUP, INC.

By:	/s/ Roger J. Bloss
Name:	Roger J. Bloss
Title:	President and CEO

VANTAGE FRANCHISING, INC.

By:	/s/ Roger J. Bloss
Name:	Roger J. Bloss
Title:	President

VANTAGE FRANCHISING (CANADA) INC.

By:	/s/ Roger J. Bloss
Name:	Roger J. Bloss
Title:	President and CEO

VANTAGE HOSPITALITY (CANADA) INC.

By:	/s/ Roger J. Bloss
Name:	Roger J. Bloss
Title:	President and CEO

LHINDI, INC.

By:	/s/ Roger J. Bloss
Name:	Roger J. Bloss
Title:	President

Signature Page to Asset Purchase Agreement

VAN ASIA (KOREA) LTD.

By:	/s/ Roger J. Bloss
Name:	Roger J. Bloss
Title:	President

VAN ASIA, LTD.

By:	/s/ Roger J. Bloss
Name:	Roger J. Bloss
Title:	President

Signature Page to Asset Purchase Agreement

Acknowledged and agreed solely for the purposes of Sections 6.7 and 6.19:

BLOSS:

/s/ Roger J. Bloss
Roger J. Bloss

MOYLE:

/s/ Bernard T. Moyle
Bernard T. Moyle

Signature Page to Asset Purchase Agreement